UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IDEX Corporation (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

3100 Sanders Road, Suite 301

Northbrook, IL 60062

April 4, 2023

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company) on Thursday, May 25, 2023, at 9:00 a.m. Central Time. This year’s Annual Meeting will be held virtually via the Internet. In order to attend the Annual Meeting, vote during the Annual Meeting and submit questions, stockholders must go to http://www.virtualshareholdermeeting.com/IEX2023 and enter the 16-digit control number found in their proxy materials.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2023 Annual Meeting, including the nominees for election of directors named in this proxy statement.

We will provide access to our proxy materials and 2022 Annual Report on the Internet and are mailing paper copies only to those stockholders who have requested them. For further details, please refer to the section entitled Summary beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2023 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet or proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

Katrina L. Helmkamp

Non-Executive Chair

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Thursday, May 25, 2023, at 9:00 a.m. Central Time
Place	Go to http://www.virtualshareholdermeeting.com/IEX2023 and enter the 16-digit control number found in your proxy materials
Agenda	1. Election of the four Class I members of the IDEX Board of Directors named in this proxy statement, each for a term of three years
2. Advisory vote to approve named executive officer compensation
3. Advisory vote to approve the frequency (every one, two or three years) with which stockholders of IDEX shall be entitled to have an advisory vote to approve named executive officer compensation
4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2023
5. To consider a stockholder proposal, if properly presented, regarding a report on hiring practices related to people with arrest or incarceration records
6. To transact such other business as may properly come before the 2023 Annual Meeting or any adjournment or postponement thereof
Voting Recommendations	The Company’s Board of Directors recommends that you vote:
1. “FOR” all of the director nominees
2. “FOR” the approval of the compensation of our named executive officers
3. “1 YEAR” on the frequency with which to conduct an advisory vote on executive compensation
4. “FOR” the ratification of the appointment of Deloitte & Touche LLP
5. “AGAINST” the stockholder proposal regarding a report on hiring practices related to people with arrest or incarceration records
Proxy Voting

Your vote is important. You can vote your shares by Internet, by telephone, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card. If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2023 Annual Meeting.

April 4, 2023	By Order of the Board of Directors, LISA M. ANDERSON
Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting

The Proxy Statement and 2022 Annual Report are available online at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

i

SUMMARY

IDEX Corporation (the Company or IDEX) has prepared this proxy statement (Proxy Statement) in connection with the solicitation by the Company’s Board of Directors (the Board) of proxies for the Annual Meeting of Stockholders to be held virtually on Thursday, May 25, 2023, at 9:00 a.m. Central Time (the Annual Meeting). In order to attend the Annual Meeting, vote during the Annual Meeting and submit questions, stockholders must go to http://www.virtualshareholdermeeting.com/IEX2023 and enter the 16-digit control number found in their proxy materials. The meeting webcast will begin promptly at 9:00 a.m., Central Time, on May 25, 2023. We encourage you to access the webcast prior to the scheduled start time of the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting, please call the technical support number that will be posted on the virtual shareholder meeting log in page. The Company commenced distribution of, or otherwise made available, this Proxy Statement and the accompanying materials on April 4, 2023.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of IDEX’s common stock, par value $0.01 per share (Common Stock) as of the close of business on March 28, 2023, the record date of the Annual Meeting. On the record date, a total of 75,570,976 shares of Common Stock were outstanding. Each share of Common Stock entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. There is no cumulative voting. No other securities are entitled to be voted at the Annual Meeting.

How do I vote?

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote as soon as possible, using one of the methods listed below.

By Internet	By Telephone	By Mail	Virtually
www.proxyvote.com Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.	1-800-690-6903 Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	In order to vote during the Annual Meeting you must go to http://www.virtualshareholder
meeting.com/IEX2023 and enter the 16-digit control number found in your proxy materials. If you decide to attend the Annual Meeting, you will be able to vote using the link above, even if you have previously voted by Internet, telephone or mail.

If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted.

Please review your voting instruction form to determine whether you will be able to vote by telephone or over the Internet.

Will I be able to ask questions at the Annual Meeting?

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Directors and members of our management team will join the virtual meeting and be available for questions, and we are committed to answering all relevant questions we receive during the meeting. Stockholders may submit questions during the meeting through the virtual meeting platform at http://www.virtualshareholdermeeting.com/IEX2023 and entering the 16-digit control number found in their proxy materials. We will address as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting. If we receive substantially similar questions, we may group them together and provide a single response to avoid repetition. Only questions that are relevant to the purpose of the Annual Meeting or our business will be answered.

What is a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock entitled to vote at the meeting present at the Annual Meeting or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or virtually at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote.

The election inspectors will treat abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

What are the voting requirements?

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions

Election of Directors	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect

Advisory Vote on Executive Compensation	The affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	No effect	“Against”

Advisory Vote on Frequency of Advisory Votes on Executive Compensation	The frequency receiving the greatest number of affirmative votes of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	No effect	No effect

Ratification of Auditors	The affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	Brokers have discretion to vote	“Against”

Stockholder Proposal Regarding a Report on Hiring Practices Related to People with Arrest or Incarceration Records	The affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	No effect	“Against”

What happens if a nominee does not receive a majority vote in an uncontested election?

The Company’s Corporate Governance Guidelines provide for a majority vote with respect to the election of directors. Any nominee who receives a greater number of against votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board within 90 days from the date of election.

The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to the offer of resignation.

How does the Board recommend that I vote?

The Board recommends that you vote:

1. FOR the election of each of the Company’s nominees named in this proxy as directors.

2. FOR the approval of the compensation of the Company’s named executive officers.

3. “1 YEAR” on the frequency with which to conduct an advisory vote on executive compensation.

4. FOR the ratification of the appointment of auditors.

5. AGAINST the stockholder proposal regarding a report on hiring practices related to people with arrest or incarceration records.

What happens if I do not specify a choice for a matter when returning my proxy card?

If you sign and return your proxy card but do not give voting instructions, your shares will be voted as recommended by the Board, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting.

What can I do if I change my mind after I vote my shares?

You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

1.	Mailing a new proxy card with a later date.
2.	Casting a new vote on the Internet or by telephone.
3.	Sending a written notice of revocation addressed to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062.
4.	Voting virtually at the Annual Meeting at http://www.virtualshareholdermeeting.com/IEX2023 and entering the 16-digit control number found in your proxy materials.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with such nominee’s procedures if you want to change or revoke your previous voting instructions.

Who will solicit the proxies and who will pay the cost of this proxy solicitation?

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Any such solicitations may be made by personal interview, telephone, email or facsimile transmission.

The Company has made arrangements with brokerage firms and other record holders of its Common Stock to forward proxy solicitation materials to the beneficial owners of such Common Stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work.

In addition, the Company has engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, to assist in proxy solicitation and collection at a cost of $7,000, plus out-of-pocket expenses.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

As permitted under rules of the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically via the Internet. We believe electronic delivery expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Annual Meeting.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request it. Instead, the Notice of Internet Availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the Internet.

If you receive the Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the notice for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

PROPOSALS TO BE VOTED ON AT THE 2023 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board of Directors, with one class being elected each year for a term of three years. The Board currently consists of ten members, four of whom are Class I directors whose terms will expire at this year’s Annual Meeting, three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2024, and three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2025.

Overview of IDEX Board of Directors

Our directors have a proven record of success, exhibit high integrity, are loyal to the Company and committed to its success and have knowledge of corporate governance and practices. Nine out of our ten directors are independent, and, as of the date of this proxy statement, the average tenure of our directors is 5.2 years, and the average age of our directors is 58.7 years old. The matrix below illustrates the diverse set of skills, knowledge, experiences, backgrounds and personal attributes represented on our Board.

	CLASS I DIRECTORS				CLASS II DIRECTORS			CLASS III DIRECTORS
Experience, Skill or Attribute	Beck	Christenson	Helmkamp	Quiroz Centeno	Buthman	Gunter	Watts- Stanfield	Ashleman	Parry	Satterthwaite
Leadership, Strategy and Operations:
Deep senior leadership experience with the following:
Decentralized/diversified business	x	x						x	x
Scale		x	x	x	x	x	x			x
International/global manufacturing	x	x	x	x	x	x	x	x	x	x
M&A	x	x	x	x	x		x	x	x
Customer-focused organic growth	x	x	x	x	x	x	x	x	x	x
Technology/innovation			x			x		x	x
Current or former CEO and/or President	x	x	x	x				x		x
Other public company board experience	x	x			x			x	x
Sustainability (ESG) experience	x			x	x			x		x
Financial:
High level of financial literacy	x	x	x	x	x	x	x	x	x	x
“Audit Committee Financial Expert”	x	x	x		x		x	x
Board Tenure:
Years	5.3	3.8	7.4	.8	7.0	2.2	1.1	2.3	10.3	12.0
Demographic Information:
Gender
Male	x	x		x	x			x	x	x
Female			x			x	x
Age (Years Old)	57	63	57	53	62	50	58	56	69	62
Nationality
American	x	x	x	x	x	x	x	x	x	x
British									x
Mexican				x
Race/Ethnicity
Hispanic or Latino				x
White	x	x	x		x			x	x	x
Asian
Black or African American						x	x
Native Hawaiian or Other Pacific Islander
American Indian or Alaska Native
Two or more races
Openly LGBTQ
Disability
Military Service

The Board has nominated four individuals for election as Class I directors to serve for a three-year term expiring at the Annual Meeting to be held in 2026, or upon the election and qualification of their successors. The Class I nominees of the Board are Katrina L. Helmkamp, Mark A. Beck, Carl R. Christenson and Alejandro Quiroz Centeno, each of whom is currently serving as a director of the Company. Mr. Quiroz was first identified as a candidate for director by a third-party search firm and was appointed to the Board effective June 15, 2022.

Ms. Helmkamp was appointed Non-Executive Chair of the Board, effective October 1, 2022, upon the retirement of William M. Cook. We thank Mr. Cook for his invaluable contributions to the Board and Company serving in various leadership roles including as a member and Chair of the Audit Committee, Lead Director, and most recently, as Non-Executive Chairman of the Board.

The nominees and the other incumbent directors are listed below, with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that led to the conclusion they should serve as directors. If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

Our Board of Directors recommends that you vote FOR the election of each of the 2023 Class I director nominees

CLASS I DIRECTOR NOMINEES

Ms. Helmkamp was appointed Non-Executive Chair of the Board of the Company in October 2022. Prior to that, since November 2015, Ms. Helmkamp served as an Independent Director of the Company and as a member of multiple Board committees, including as chair of the Nominating and Corporate Governance Committee. Ms. Helmkamp served as President and Chief Executive Officer of Cartus Corporation, the relocation services subsidiary of Anywhere Real Estate, from 2018 until her retirement in January 2023. Previously, she served as Chief Executive Officer of Lenox Corporation from November 2016 to June 2018, and prior to that, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as Senior Vice President, North America Product for Whirlpool Corporation from 2008 to 2010.

Katrina L. Helmkamp Age: 56 Director since November 2015 Independent Committees: Audit Nominating and Corporate Governance (Chair)

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues outside the United States.

In addition, Ms. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of innovative new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities.

Ms. Helmkamp received a bachelor of science degree in industrial engineering and a master of business administration degree from Northwestern University.

Mr. Beck is the co-founder of and has been the Chief Executive Officer of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components since 2018. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc., one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental platforms, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. He also served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Mark A. Beck Age: 56 Director since January 2018 Independent Committees: Compensation Nominating and Corporate Governance

Mr. Beck’s experience as a chief executive officer of a public company with significant international operations and his track record of innovation and successfully integrating acquired businesses led to the conclusion that he should serve on the Board of Directors.

Mr. Beck received a bachelor of arts degree in business management from Pacific University and a master of business administration degree from Harvard University.

Mr. Beck is chairman of the board of Owens & Minor, Inc.

Mr. Christenson served as Chief Executive Officer and Chairman of the Board of Directors of Altra Industrial Motion Corp., a leading global designer, producer and marketer of a wide range of electromechanical power transmission motion control products, from April 2014 until his retirement in March 2023. Prior to that since January 2009, Mr. Christenson served as President and Chief Executive Officer of Altra, after serving as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held several management positions at TB Wood’s Incorporated and several positions at the Torrington Company, a division of Ingersoll Rand.

Carl R. Christenson Age: 62 Director since June 2019 Independent Committees: Compensation (Chair)

Mr. Christenson’s extensive experience leading industrial businesses and executing strategic acquisitions, including in his most recent role as chief executive officer of a public company with global operations, led to the conclusion that he should serve on the Board of Directors.

Mr. Christenson received bachelor of science and master of science degrees in Mechanical Engineering from the University of Massachusetts and a master of business administration degree from Rensselaer Polytechnic Institute.

Mr. Quiroz has served since September 2021 as CEO Latin America for Prysmian Group, a global leader in the energy and telecommunications cable systems industry. From November 2017 to August 2021, Mr. Quiroz served as President, Aptiv Latin America, a $5.5 billion automotive technology business. Prior to joining Aptiv, Mr. Quiroz held several leadership positions in various countries at automotive suppliers Tenneco Inc., Edscha AG and Continental AG, as well as home appliance manufacturer Whirlpool Corporation.

Alejandro Quiroz Centeno Age: 53 Director since June 2022 Independent Committees: Compensation

Mr. Quiroz’s extensive experience leading manufacturing organizations in various industries and executing strategic initiatives, combined with his vast international experience, led to the conclusion that he should serve on the Board of Directors.

Mr. Quiroz received a master of business administration degree from the University of Michigan Ross School of Business, and a bachelor of science degree in Mechanical Engineering from Universidad de las Americas-Puebla. He is a member of the US-Mexico Foundation and the Latino Corporate Directors Association.

OTHER INCUMBENT DIRECTORS

Class II: Three-Year Term Expires in 2024

Mr. Buthman retired from Kimberly-Clark Corporation, a leading global manufacturer of consumer packaged goods and personal care products, in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles, and led or participated in more than 50 acquisition transactions totaling more than $10 billion in value. Mr. Buthman has been a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways.

Mark A. Buthman Age: 61 Director since April 2016 Independent Committees: Audit (Chair) Nominating and Corporate Governance

Mr. Buthman’s experience as a chief financial officer of a Fortune 150 company with significant international operations and as a public company director led to the conclusion that he should serve on the Board of Directors.

Mr. Buthman received a bachelor of business administration degree in finance from the University of Iowa.

Mr. Buthman is a director of West Pharmaceutical Services, Inc.

Ms. Gunter has served since May 2022 as Vice President and General Manager of the Device Partner Solution Sales Group at Microsoft Corporation, a leading global developer, manufacturer and licensor of consumer electronics. Prior to this role, she joined Microsoft in May 2020 as Vice President and General Manager of IoT Global and Strategic Engagement. From April 2018 to May 2020, Ms. Gunter was Vice President of the Programmable Solutions Group and General Manager of Ecosystem Development and Operations at Intel Corporation, a leading global designer, manufacturer and marketer of computer products and technologies. Prior to that since October 2008, Ms. Gunter served in several leadership roles at Intel, including Chief of Staff and Technical Assistant to the CEO. Prior to joining Intel, Ms. Gunter held several positions at the Department of Defense from 2004 to 2008.

Lakecia N. Gunter Age: 49 Director since January 2021 Independent Committees: Compensation Nominating and Corporate Governance

Ms. Gunter’s deep technology and digital innovation experience and her extensive strategic and commercial leadership experience gained at two Fortune 50 companies led to the conclusion that she should serve on the Board of Directors. Ms. Gunter has successfully developed and executed strategic initiatives to create new business models and to accelerate the growth and increase the profitability of multiple technology solutions. Ms. Gunter architected the operating model to transform Intel from a PC-centric company to a data-centric company, which transformation led to a greater than 50% increase in revenues within 18 months.

Ms. Gunter received a bachelor of science degree in computer engineering from the University of South Florida and a master of science degree in electrical engineering from the Georgia Institute of Technology.

Ms. Watts-Stanfield has served as Chief Financial Officer, International, of Alcon, Inc., a global leader in eyecare since April 2022. From June 2021 to April 2022, Ms. Watts-Stanfield served as Vice President and Chief Financial Officer, Greater China, of Medtronic, Inc., a global leader in medical technology, services and solutions, and prior to that, she served as Vice President and Chief Audit Executive at Medtronic from July 2017 to June 2021. Previously, Ms. Watts-Stanfield was Chief Financial Officer, Alcoa Transportation and Construction Solutions Group from 2015 to 2017 and Vice President and Chief Audit Executive from 2012 to 2015 at Alcoa, Inc., a global producer of aluminum. Prior to Alcoa, Inc., Ms. Watts-Stanfield served as Vice President, Finance & Strategy from 2010 to 2012 and Vice President, Internal Audit – International from 2009 to 2010 at Walmart Stores, Inc.

L. Paris Watts-Stanfield Age: 57 Director since February 2022 Independent Committees: Audit

Ms. Watts-Stanfield’s extensive experience in finance and audit matters, significant experience within global business leadership and strong background in business development led to the conclusion that she should serve on the Board of Directors.

Ms. Watts-Stanfield received a bachelor of science degree in mathematics from the State University of New York, Brockport and a master of business administration degree from the University of Rochester.

Class III: Three-Year Term Expires in 2025

Mr. Satterthwaite has served since August 2022 as Senior Vice President of Cummins, Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products. From March 2021 to August 2022, he served as Vice Chairman, after serving as President and Chief Operating Officer of Cummins since October 2019. From April 2015 through October 2019, Mr. Satterthwaite was President of Cummins Distribution Business, a unit of Cummins, and prior to that, Mr. Satterthwaite served as President of Cummins Power Generation from June 2008 to April 2015.

Livingston L. Satterthwaite Age: 61 Director since April 2011 Independent Committees: Compensation Nominating and Corporate Governance

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore.

Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oil field services provider, as a general field engineer.

Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a master of business administration degree from Stanford University.

Mr. Parry served as Vice Chairman of Illinois Tool Works Inc. (ITW) from 2010 until his retirement in April 2017. From prior to 2009 until 2010, Mr. Parry was Executive Vice President of ITW with responsibility for the Polymers and Fluids Group.

Mr. Parry’s strategic and operating leadership skills and global commercial perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry successfully grew the operations and profitability of multiple business units and helped ITW complete numerous acquisitions.

David C. Parry Age: 68 Director since December 2012 Independent Committees: Audit Nominating and Corporate Governance

Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world.

Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

Mr. Parry previously served as a director of Celanese Corporation.

Mr. Ashleman was appointed a director and Chief Executive Officer of the Company in December 2020. He has served as President of the Company since February 2020. Prior to that, Mr. Ashleman served since July 2015 as the Company’s Chief Operating Officer. From February 2014 to July 2015, Mr. Ashleman was Senior Vice President and Group Executive of the Company’s Global Dispensing, Fire & Safety/Diversified Products and Health & Science and Optics business segments. From September 2011 to February 2014, Mr. Ashleman was Vice President and Group Executive of the Company’s Fire & Safety/Diversified Products business segment. From April 2010 to September 2011, Mr. Ashleman was President of Gast Manufacturing and Global Dispensing. Mr. Ashleman joined IDEX in March 2008 as President of Gast Manufacturing.

Eric D. Ashleman Age: 55 Director since December 2020 Chief Executive Officer and President

Mr. Ashleman’s significant industrial manufacturing and operations experience, coupled with his extensive management experience, led to the conclusion that he should serve on the Board of Directors. Mr. Ashleman has been integral to the Company’s success, including his role in developing our distinct culture, business model and global strategy.

Mr. Ashleman received a bachelor of arts degree in economics and a master of business administration degree from the University of Michigan. Mr. Ashleman is a director of Modine Manufacturing Co.

CORPORATE GOVERNANCE

Framework for Corporate Governance

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence (Governance Documents) provide the framework for the governance of the Company. Copies of the current Governance Documents are available under the Investors link on the Company’s website at www.idexcorp.com. Please note that information posted on or accessible through websites referenced in this proxy statement is not incorporated by reference or otherwise included in this proxy statement.

Corporate Governance Guidelines and Code

of Business Conduct and Ethics

The Corporate Governance Guidelines address matters such as election of directors, size and retirement age for the Board, Board composition and membership criteria, the role and responsibilities of the Board and each of its committees, Board evaluations and the frequency of Board meetings (including meetings to be held without the presence of management).

The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors.

Director Independence

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange (NYSE) and applicable laws and regulations and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards.

The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following current directors are independent: Messrs. Beck, Buthman, Christenson, Parry, Quiroz and Satterthwaite and Mss. Gunter, Helmkamp and Watts-Stanfield. The Board has also determined that Mr. Ashleman is not independent because he is the Chief Executive Officer and President of the Company. In addition, Mr. Mrozek, who served on the Board until his retirement on May 6, 2022 and Mr. Cook, who served on the Board until his retirement on October 1, 2022, were determined to be independent. All standing Board committees are, and throughout fiscal year 2022 were, composed entirely of independent directors.

Director Nominations

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company undertakes. As part of this commitment, the Board has a policy to include at least two women and at least two racially or ethnically diverse candidates every time the Board conducts a search for a new member. The Board assesses the effectiveness of its diversity policy through a periodic evaluation of the composition of the full Board of Directors. The

Board considers the following in selecting nominees for the Board:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•	expertise and experience that are useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes and characteristics:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board shall not be discriminated against with regard to age, race, color, religion, sex, ancestry, national origin, sexual orientation or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. Any search firm retained by the Company to find director candidates is instructed to take into account all of the considerations used by our Nominating and Corporate Governance Committee, including diversity. After conducting an initial evaluation of a candidate, members of the Nominating and Corporate Governance Committee will interview that candidate if the Committee believes the candidate is suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with other members of the Board.

If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

Board Refreshment and Retirement Policy

As part of its annual process, the Nominating and Corporate Governance Committee reviews each director’s continuation on the Board as well as the composition of the Board and its Committees. The Nominating and Corporate Governance Committee also considers the need for additional directors based on the strategy of the Company. When reviewing Board and Committee composition, the Nominating and Corporate Governance Committee considers the needs of the Company and the value of having directors with various tenures and experiences.

As set forth in our Corporate Governance Guidelines, a director must retire by the end of the term following such director’s 70th birthday. However, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may waive the requirement in any particular case or change the retirement age if it believes it is in the Company’s best interest.

Board Leadership Structure

The Nominating and Corporate Governance Committee, in consultation with the other independent directors, evaluates on an ongoing basis whether the Board’s leadership structure is appropriate to effectively address the evolving needs of our business and the long-term interests of our stockholders. The Committee then makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Non-Executive Chair of the Board and Chief Executive Officer should be separated or combined. The Board, in accordance with our Bylaws, elects a Chair of the Board from among the directors. The Board believes it is in the best interests of the Company and its stockholders for the Board to determine which director is best qualified to serve as Chair in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chair of the Board and Chief Executive Officer have been combined at some times, while at other times the roles have been split. In the event that the Chair is the Chief Executive Officer or is not an independent director, our Bylaws require that an independent Lead Director be elected by a majority of the independent directors.

Following Mr. Cook’s retirement on October 1, 2022, Ms. Helmkamp became Non-Executive Chair of the Board. Our separate Board Chair and Chief Executive Officer roles enable our Non-Executive Chair to oversee corporate governance matters and our Chief Executive Officer to lead the Company’s business. Independent directors also chair our Board committees. This structure facilitates effective oversight, further strengthens our Board’s independent leadership and supports our commitment to enhancing shareholder value and strong governance.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. During

2022, the Non-Executive Chair presided at these non-management executive sessions. During 2022, the Board held seven meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement.

During 2022, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the directors holding office in 2022 attended the 2022 Annual Meeting.

Board’s Role in Risk Oversight

The Board oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives. The risk assessment was refreshed in 2022 and included an evaluation of enterprise-wide risks, including risks associated with the following on a short and longer term basis: M&A growth; organic growth; human capital management, including talent attraction, development and retention, and diversity, equity and inclusion (DEI); labor shortages and skills gaps in manufacturing; responding to climate-change expectations and regulatory requirements; information security/cybersecurity; supply chain; and geopolitical shifts. In 2023, we are partnering with outside consultants to conduct a climate risk assessment, and the results of that assessment will be included in this year’s annual review with the Board.

When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management risk prioritization, risk mitigation and risk accountability.

In addition, senior management provides the Board at least once a year and the Audit Committee at least twice a year updates on the Company’s information security/cybersecurity program. Such updates provide the results of internal and external assessments, including an external audit for companywide compliance with the industry-leading NIST (National Institute of Standards and Technologies) Cybersecurity Framework as well as specific business unit alignment with U.S. federal acquisition regulations and UK Cyber Essentials certifications. An annual external penetration test is performed against the Company’s network in addition to monthly internal vulnerability scans. All employees are required to complete annual cybersecurity awareness training and are regularly tested with internal phishing exercises. The Company maintains global cybersecurity insurance coverage reviewed annually for adequacy against operations and information systems.

The Board, along with the Audit Committee and the Nominating and Corporate Governance Committee, provides oversight of certain risks associated with environmental, social and governance (ESG) matters most relevant to the Company and its internal and external stakeholders, including risks related to climate change. As noted above, the Board reviews risks associated with a number of ESG topics as part of its annual assessment of enterprise risk exposure. The Audit Committee provides oversight of the Company’s compliance and corporate environmental, health and safety functions. The Nominating and Corporate Governance committee oversees the Company’s corporate sustainability efforts and progress generally, and, in 2022, added an additional meeting to the committee calendar focused on the Company’s sustainability initiatives.

Board and Committee Assessment Process

On an annual basis, the Board and each Committee conduct assessments, which consist of written self-assessment questionnaires, supplemented by individual interviews of each director conducted by the Chair and members of the Nominating and Corporate Governance Committee. The results of the assessment process are then reviewed and discussed by the Board and each Committee and have led to process and oversight improvements.

Board’s Engagement with Management

The Board approves the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers and monitors their performance. In addition, members of the Board informally mentor executive officers, meeting with such officers individually to share insights and experiences accumulated over the course of the directors’ careers.

During 2022, directors had a combination of in person and virtual meetings with management, including by visiting various manufacturing facilities in the U.S. and Europe, touring those sites and participating in operational reviews with senior management. Site visits are also included in our onboarding program for new directors.

Board’s Role in Talent Development, Strategic Planning and DEI

Our Board calendar includes at least one meeting per year at which the Board participates in an extensive review of the Company’s talent management and retention strategies, leadership development pipeline and succession plans for senior management.

Each fall the Board participates in a three-year enterprise strategy review with the Company’s executive officers and other senior management. Management and the Board agree upon a strategy and it is used as a lens for decision making at each Board meeting following the annual comprehensive review. As a result, strategy discussions are a regular feature of Board meetings throughout the year.

DEI is an integral part of the Company’s overall strategy, and the Company continued its focus on DEI during 2022. Our Chief DEI Officer (CDO) engaged the executive leadership team and the Board to review progress against a three-year DEI high level strategy and tactics plan. In early 2022, the Board and nearly 150 of the Company’s top leaders completed an Intercultural Development Inventory to assess intercultural competencies and continue to collectively grow our DEI intelligence across the Company. The Board has made the Company’s DEI progress a standing item on its Board meeting agendas for regularly scheduled meetings.

As part of the Company’s continued commitment toward progress and transparency in the reporting of the diversity of its workforce, we publish our EEO-1 consolidated report reflecting information related to the U.S. workforce. This information is available at https://investors.idexcorp.com/corporate-governance/highlights. The EEO-1 Consolidated Report requires the Company to list the number of employees in ten specific categories that may differ from how the Company organizes its workforce and evaluates its diversity and inclusion data. Comparisons between the EEO-1 Consolidated Report data and other descriptions of the Company’s diversity statistics and disclosures may not be possible.

Director Onboarding and Education

All new directors participate in our director onboarding program. The onboarding process includes meetings with senior leaders to familiarize new directors with the Company’s strategic vision, values and culture; operational and financial reporting structure; and legal, compliance and governance framework. In addition, new directors have also attended training courses led by IDEX senior leaders covering the 80/20 business process that serves as the foundation of IDEX’s operating model and seeks to accelerate profitable growth by focusing resources on our highest value opportunities.

The Board encourages all directors to participate in continuing director education programs, either individually or together with other Committee members, and directors are reimbursed for their expenses for such programs. Over the past year, directors attended virtual and in-person education seminars and webinars covering a variety of topics, including board, audit committee and compensation committee leadership; risk oversight and management; strategy; geopolitical shifts; ESG; cybersecurity; regulatory developments; harassment and DEI.

Investor Outreach

We value the input of our stockholders and believe that it is important to understand their questions and concerns about the Company. During 2022, we met with a number of our stockholders and prospective stockholders to answer questions about the Company and learn about matters that are important to them. We plan to continue our investor outreach efforts during 2023.

Sustainability/ESG Reporting

As an embodiment of our continuing commitment to sustainability, previously referred to as “corporate social responsibility,” in March 2023, we published the Company’s 2022 Sustainability Report, our third report since 2019. Beginning in 2021, and continuing in 2022 and 2023, our disclosures were in alignment with the Sustainable Accounting Standards Board (SASB) sector standards. The 2022 Sustainability Report and SASB Index, along with prior reports and SASB Indices, are available under the Sustainability link on our website at https://www.idexcorp.com/about-idex/sustainability.

In 2022, working with outside consultants, we conducted our second materiality assessment as part of ensuring that we maintain a current understanding of areas of opportunity and risk related to various ESG topics relevant to IDEX. By engaging with internal and external stakeholders, including customers, employees, investors, Board members, suppliers and community partners, we confirmed the ESG topics most likely to impact the Company and for which the Company can make a meaningful impact. In our 2022 report, we disclose our management of and performance with respect to key topics identified in the assessment and through ongoing stakeholder engagement. These include human capital management, including talent management and development and DEI initiatives; workplace health and safety; business ethics and compliance; responsible supply chain management; the environmental impact of our operations; and the social and environmental impact of our quality products and solutions.

Please note that information posted on or accessible through websites referenced in this proxy statement is not incorporated by reference or otherwise included in this proxy statement.

Communications with Our Board

Stockholders and other interested parties may contact the Board and the directors by writing to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062. Inquiries sent will be reviewed, sorted and summarized by the Corporate Secretary before they are forwarded to any director.

BOARD COMMITTEES

Important functions of the Board are performed by committees comprised of members of the Board. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter that is available on the Company’s website at www.idexcorp.com.

Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its February meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards.

The following table summarizes the current membership of the committees of the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark A. Beck		√	√
Mark A. Buthman	√		√
Carl R. Christenson		√
Lakecia N. Gunter		√	√
Katrina L. Helmkamp	√
David C. Parry	√		√
Alejandro Quiroz Centeno		√
Livingston L. Satterthwaite		√	√
L. Paris Watts-Stanfield	√

Audit Committee

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	monitor the qualifications, independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function;

•	hire and fire the Company’s independent auditor and approve any audit and non-audit work performed by the independent auditor;

•	provide an avenue of communication among the independent auditor, management and the Board;

•	prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement;

•	provide oversight of the Company’s compliance, corporate environmental, health and safety and information security/cybersecurity functions; and

•	administer the Company’s Related Person Transactions Policy (described further below).

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

During 2022, Messrs. Buthman and Parry and Ms. Helmkamp served as members of the Audit Committee for the full year; Mr. Mrozek served on the Audit Committee until his retirement from the Board on May 6, 2022; Mr. Cook served on the Audit Committee until his retirement from the Board on October 1, 2022; and Ms. Watts-Stanfield joined the Audit Committee on February 25, 2022. The Board determined that Mr. Buthman and Mss. Helmkamp and Watts-Stanfield are “audit committee financial experts,” as defined by SEC rules, as were Messrs. Mrozek and Cook prior to their respective retirements.

The Audit Committee has adopted a written Related Person Transactions Policy regarding the review, approval or ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is an Audit Committee member or immediate family member of an Audit Committee member, that Audit Committee member will not be included in the deliberations or vote regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee reviews any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee determines if it is in the best interests of the Company and its stockholders to continue, modify or terminate any such related person transactions. Since January 1, 2022, there were no related person transactions requiring disclosure under SEC rules.

During 2022, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee’s primary purpose and responsibilities are to:

•	establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy;

•	develop and recommend to the independent members of the Board for approval the compensation of the Chief Executive Officer;

•	approve the compensation of the executive officers of the Company (other than the Chief Executive Officer), the Chief Executive Officer’s direct reports and selected other managers identified by the Compensation Committee from time to time, and communicate such compensation decisions to the Board;

•	develop and recommend to the Board for approval the compensation of the Board;

•	review and recommend to the Board the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement; and

•	produce a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) to act as an outside consultant. F.W. Cook is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee has reviewed the nature of the relationship between itself and F.W. Cook, including all personal and business relationships between the committee members, F.W. Cook and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in F.W. Cook’s engagement as an independent consultant.

F.W. Cook works with the Compensation Committee and management to structure the Company’s executive compensation programs and to evaluate the competitiveness of its executive compensation levels. F.W. Cook’s primary areas of assistance to the Compensation Committee are:

•	analyzing market compensation data for all executive positions;

•	advising on emerging trends in incentive design and governance;
•	advising on the structure of the Company’s compensation programs;

•	advising on the terms of equity awards;

•	assessing the relationship between named executive officer compensation and Company financial performance;

•	reviewing the risk associated with the Company’s compensation programs; and

•	reviewing materials to be used in the Company’s annual proxy statement.

F.W. Cook periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee has authorized F.W. Cook to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

The charter of the Compensation Committee permits the Compensation Committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

During 2022, Messrs. Beck, Christenson and Satterthwaite and Ms. Gunter served on the Compensation Committee for the full year, and Mr. Quiroz was appointed to the Compensation Committee on June 15, 2022. None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2022, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

During 2022, the Compensation Committee held eight meetings.

Nominating and Corporate Governance

Committee

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•	develop and recommend to the Board corporate governance principles and a code of business conduct and ethics;

•	review periodically the size of the Board and the makeup of the Board committees and make recommendations to the Board regarding any appropriate changes;

•	develop and recommend criteria for selecting new directors;

•	identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend that the Board select such individuals as nominees for election to the Board;

•	make recommendations to the Board regarding any director who submits an offer of resignation under the Company’s Corporate Governance Guidelines because (i) the director did not receive a majority of votes cast for his or her election, or (ii) the director experienced a significant change in his or her principal business, occupation or position or has a significant conflict of interest that cannot be resolved;

•	screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve;
•	oversee evaluations of the Board, individual Board members and Board committees;

•	oversee an orientation program for new directors and a continuing education program for all directors; and

•	oversee the Company’s corporate social responsibility and sustainability efforts and progress.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS” below.

Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

During 2022, Messrs. Beck, Buthman, Parry and Satterthwaite and Ms. Gunter served on the Nominating and Corporate Governance Committee for the full year. Ms. Helmkamp served on the Nominating and Corporate Governance Committee until May 5, 2022.

During 2022, the Nominating and Corporate Governance Committee held four meetings.

COMPENSATION OF DIRECTORS

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board and to align our directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews the program to evaluate whether it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. On at least a biennial basis, the Compensation Committee, with the assistance of F.W. Cook, evaluates the competitiveness of director compensation. The primary reference point to determine market pay is the peer group of companies. The peer group used in this analysis was the same peer group used for the Company’s executive compensation analysis. For further details on this topic, refer to “Peer Companies” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to F.W. Cook and to the Company is also used to evaluate the competitiveness of our director compensation program. Based on such review, for 2022, the Board of Directors approved an increase in the Chair Retainers for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee by $2,000, $2,500, and $5,000, respectively, and increased the grant date fair value of the annual equity grant by $10,000.

Our director compensation for 2022 is set forth below.

2022

Annual Retainer and Meeting Fees	$ 90,000

Committee Chair Retainer

Audit Committee	$ 20,000

Compensation Committee	$ 15,000

Nominating and Corporate Governance Committee	$ 15,000

Additional Non-Executive Chairman of the Board Fees

Annual Retainer	$ 100,000

Annual Equity Grant (100% Restricted Stock Units)	$ 50,000

Value of Equity Grants Upon Initial Election to the Board (100% Restricted Stock Units)	Pro-rated annual grant

Value of Annual Equity Grants (100% Restricted Stock Units)	$155,000

Equity Grants

Under the Company’s Amended and Restated Non-Employee Director Compensation Policy (Director Compensation Policy), equity grants upon initial election to the Board are made on the date of appointment. Initial equity grant values are equal to the annual grant value prorated for the remaining period of time until the next Annual Meeting. Annual equity grants to continuing directors are made on the date of the Annual Meeting. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The restricted stock units vest in full on the earliest of the third anniversary of the grant date, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director and are subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board.

Directors have the ability to defer payment of all or a portion of their annual equity grant.

Directors Deferred Compensation Plan

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer the payment of their cash compensation to either termination of the Board service or a later specified date. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly appointed directors have up to 30 days from their appointment to elect to defer future fees.

All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest-bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate as of the first business day in November.

In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market or preferential” rates were earned on deferred amounts in 2022. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years.

If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary as soon as practicable. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Stock Ownership Guideline

Under the Director Compensation Policy, non-management directors are subject to a stock ownership guideline. Non-management directors are required to maintain direct ownership of shares of Common Stock equal to or greater in value to five times the current annual Board service retainer. No non-management director is permitted to sell shares of Common Stock until the director satisfies the stock ownership guideline. Once a director meets the stock ownership guideline, the director may not sell shares if the sale would put the director below the stock ownership guideline.

As of March 28, 2023, all non-management directors were in compliance with the stock ownership guideline or subject to the mandatory holding requirement until the ownership guideline is met.

2022 Director Compensation

The following table summarizes the total compensation earned in 2022 for the Company’s non-management directors. Mr. Ashleman receives no additional compensation for his service as a director and his compensation for serving as our Chief Executive Officer and President is included in the 2022 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Mark A. Beck	99,849	155,000	—	254,849

Mark A. Buthman	110,000	155,000	—	265,000

Carl R. Christenson	105,000	155,000	—	260,000

William M. Cook(3)	142,500	205,000	10,000	357,500

Lakecia N. Gunter	90,000	155,000	—	245,000

Katrina L. Helmkamp	120,151	155,000	10,000	285,151

Ernest J. Mrozek(4)	31,401	155,000	—	186,401

David C. Parry	90,000	155,000	10,000	255,000

Alejandro Quiroz Centeno(5)	48,956	146,100	—	195,056

Livingston L. Satterthwaite	90,000	155,000	10,000	255,000

Paris Watts-Stanfield(6)	76,250	184,800	—	261,050

(1)

Reflects the aggregate grant date fair value of the restricted stock units granted in 2022, determined in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, assuming no forfeitures.

(2)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.
(3)	Mr. Cook retired from the Board, effective October 1, 2022.
(4)	Mr. Mrozek retired from the Board, effective May 6, 2022.
(5)	Mr. Quiroz joined the Board, effective June 15, 2022.
(6)	Ms. Watts-Stanfield joined the Board, effective February 25, 2022.

Directors’ Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information on restricted stock units held by the Company’s non-management directors and the value of those awards as of December 31, 2022. All outstanding awards are with respect to shares of Common Stock.

			Stock Awards
			Number of Shares or Units of Stock that Have Not Vested and settled (#) (a)	Market Value of Shares or Units of Stock that Have Not Vested ($) (b)
Name	Grant Date	Type
Mark A. Beck	01/02/18	RSU	310*	70,782
	04/25/18	RSU	945*	215,772
	05/10/19	RSU	845*	192,939
	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Mark A. Buthman	04/06/16	RSU	1,290*	294,546
	02/22/17	RSU	1,290*	294,546
	04/25/18	RSU	945*	215,772
	05/10/19	RSU	845*	192,939
	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Carl R. Christenson	06/17/19	RSU	725*	165,539
	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Lakecia N. Gunter	01/29/21	RSU	220	50,233
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Katrina L. Helmkamp	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
David C. Parry	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Alejandro Quiroz Centeno	06/15/22	RSU	815	186,089
Livingston L. Satterthwaite	02/20/15	RSU	1,405*	320,804
	02/19/16	RSU	1,610*	367,611
	02/22/17	RSU	1,290*	294,546
	04/25/18	RSU	945*	215,772
	05/10/19	RSU	845*	192,939
	05/07/20	RSU	950	216,914
	05/12/21	RSU	665	151,839
	05/06/22	RSU	825	188,372
Paris Watts-Stanfield	02/25/22	RSU	155	35,391
	05/06/22	RSU	825	188,372

(a)

See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions. Amounts marked with an asterisk have vested but the non-employee director has elected to defer settlement. Other amounts listed in this column have not vested or settled.

(b)	Determined based upon the closing price of the Company’s Common Stock on December 30, 2022.

SECURITY OWNERSHIP

The following table furnishes information as of March 28, 2023, except as otherwise noted, with respect to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of March 28, 2023. Shares of Common Stock subject to options that are exercisable within 60 days of March 28, 2023, are considered to be outstanding for the purpose of determining the percentage of shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

For purposes of the following table, the address for each of the directors, nominees for director and executive officers of the Company is c/o 3100 Sanders Road, Suite 301, Northbrook, IL 60062.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Directors and Nominees (other than Named Executive Officers):

Mark A. Beck(1)	4,540	*

Mark A. Buthman(1)	6,810	*

Carl R. Christenson(1)	3,165	*

Lakecia N. Gunter(1)	1,710	*

Katrina L. Helmkamp(1)	7,545	*

David C. Parry(1)	20,315	*

Alejandro Quiroz Centeno(1)	815	*

Livingston L. Satterthwaite(1)	13,232	*

L. Paris Watts-Stanfield(1)	980	*

Named Executive Officers:

Eric D. Ashleman(2)	153,482	*

William K. Grogan(2)	115,561	*

Melissa Aquino(2)	0	*

Marc Uleman(2)	22,083	*

Lisa M. Anderson(2)	7,388	*

Directors, Nominees and All Executive Officers as a Group: (17 persons)(3)	371,559	0.5%

Other Beneficial Owners:

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	9,394,748	12.46%

BlackRock Inc.(5) 55 East 52nd Street New York, NY 10055	6,232,051	8.3%

(1)

Includes 1,405 restricted stock units issued to Mr. Satterthwaite on February 20, 2015, for which Mr. Satterthwaite elected to defer settlement; 1,610 restricted stock units issued to Mr. Satterthwaite on February 19, 2016, for which Mr. Satterthwaite elected to defer settlement; 1,290 restricted stock units issued to Mr. Buthman on April 6, 2016, for which Mr. Buthman elected to defer settlement; 1,290 restricted stock units issued to each of Messrs. Buthman and Satterthwaite on February 22, 2017, for which Messrs. Buthman and Satterthwaite each elected to defer settlement; 310 restricted stock units issued to Mr. Beck on January 2, 2018, for which Mr. Beck elected to defer settlement; 945 restricted stock units issued to each of Messrs. Beck, Buthman and Satterthwaite on April 25, 2018, for which Messrs. Beck, Buthman and Satterthwaite each elected to defer settlement; 845 restricted stock units issued to each of Messrs. Beck, Buthman and Satterthwaite on May 10, 2019, for which Messrs. Beck, Buthman and Satterthwaite each elected to defer settlement; 725 restricted stock units issued to Mr. Christenson on June 17, 2019, for which Mr. Christenson elected to defer settlement; 950 restricted stock units issued to each of Ms. Helmkamp and Messrs. Beck, Buthman, Christenson, Parry and Satterthwaite on May 7, 2020, which vest on May 7, 2023 (provided that Messrs. Beck, Buthman, Christenson and Satterthwaite each elected to defer settlement); 220 restricted stock units issued to Ms. Gunter on January 29, 2021, which vest on January 29, 2024; 665 restricted stock units issued to each of Mss. Gunter and Helmkamp and Messrs. Beck, Buthman, Christenson, Parry and Satterthwaite on May 12, 2021, which vest on May 12, 2024 (provided that Messrs. Beck, Buthman, Christenson and Satterthwaite each elected to defer settlement); 155 restricted stock units issued to Ms. Watts-Stanfield on February 25, 2022, which vest on February 25, 2025; 825 restricted stock units issued to Mss. Gunter, Helmkamp and Watts-Stanfield and Messrs. Beck, Buthman, Christenson, Parry and Satterthwaite on May 6, 2022, which vest on May 6, 2025 (provided that Messrs. Beck, Buthman and Satterthwaite each elected to defer settlement); and 815 restricted stock units issued to Mr. Quiroz on June 15, 2022, for which Mr. Quiroz elected to defer settlement. The restricted shares and restricted stock units held by the directors may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.

(2)

Includes 110,145, 98,358, 18,787, 0, and 5,843 shares under options that are exercisable currently or will be exercisable within 60 days of March 28, 2023, for Messrs. Ashleman, Grogan and Uleman and Mss. Aquino and Anderson, respectively.

(3)	Includes 245,096 shares under options that are exercisable currently or will be exercisable within 60 days of March 28, 2023.
(4)

Based solely on information in Schedule 13G, as of December 30, 2022, filed by The Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain subsidiaries. Vanguard has shared power to vote or direct the vote of 107,977 shares of Common Stock, sole power to dispose or to direct the disposition of 9,082,924 shares of Common Stock and shared power to dispose or to direct the disposition of 311,824 shares of Common Stock.

(5)

Based solely on information in Schedule 13G, as of December 31, 2022, filed by BlackRock, Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain subsidiaries. BlackRock has sole power to vote or to direct the vote of 5,704,318 shares of Common Stock and sole power to dispose or to direct the disposition of all 6,232,051 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2022, who are listed below.

Name	Title
Eric D. Ashleman	Chief Executive Officer and President
William K. Grogan	Senior Vice President and Chief Financial Officer
Melissa Aquino	Former Senior Vice President and Group Executive(1)
Marc Uleman	Senior Vice President and Group Executive
Lisa M. Anderson	Senior Vice President, General Counsel and Corporate Secretary

(1)	Ms. Aquino resigned as Senior Vice President and Group Executive, effective January 4, 2023.

Principles of Our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance

We favor variable pay opportunities that are based on
performance over fixed pay. The total compensation received by our NEOs varies based on corporate and individual performance measured against annual and long-term goals.

Compensation Philosophy

The following table describes our compensation philosophy that guides our pay programs, structure and decisions.

Compensation Philosophy	How We Deliver
Attract and retain an effective management team

•  We offer a total pay package that consists of both compensation and benefits that are targeted to be competitive with the market.

•  We seek to retain our executives by regularly benchmarking our total compensation package relative to companies of similar size, scope and complexity — our peer group is constructed to include companies within an appropriate range of revenue and market capitalization values.

Motivate and reward management team with a focus on pay-for-performance

•  We tie a meaningful portion of total compensation to financial and stock price performance – with 84% of our CEO’s target compensation tied to performance.

•  Our compensation program provides a mix of base salary, short-term incentives and long-term incentives — the balance of our compensation elements provides direct line of sight with our objectives, motivating executives to outperform on our goals.

•  In line with our compensation philosophy to align pay and performance, when the Company outperforms or underperforms the goals in our incentive plans, payouts can result in above or below target levels, respectively.

Create a strong financial incentive that aligns with our stockholders and long-term objectives

•  Through a combination of appropriate performance metrics and targets, executives are paid according to how the Company performs.

•  Specific financial measures used in our incentive programs include:

–  Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA), cash flow conversion, and organic sales growth in our short-term incentive plan; and

–  Total stockholder return (TSR) relative to companies in the relevant market index in our long-term incentive plan.

Align the interests of management and stockholders	• In order to emphasize long-term stockholder returns, we require our executives to maintain significant stock ownership levels through the use of stock ownership guidelines.

Governance Best Practices

The Company employs compensation principles in delivering executive pay that we believe are supportive of the business strategy and governance best practices.

What We Do

√

Annual Say-on-Pay Vote: We conduct an annual say-on-pay advisory vote. At our 2022 Annual Meeting of Stockholders, more than 92% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2021 compensation of our NEOs.

√

Clawback Policy: Our current clawback policy allows the Board to recoup any excess incentive compensation paid to our executive officers and other employees if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer or other employee.

√

Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance, with the use of both absolute and relative performance goals.

√	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not provide any services to management.

√

Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in Common Stock.

√	Limited Perquisites: We provide limited perquisites.

√

Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping payouts under our annual incentive awards and performance share awards.

What We Don’t Do

×

Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers in the U.S. is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging and pledging their economic interest in the Common Stock they hold.

Performance Highlights and Impact on Incentive Compensation

For 2022, we had record performance due to the strong execution of our teams and despite the challenging economic environment, including strong price capture amid inflation pressures. Capital deployment continued to be a key priority with continued internal investment to drive innovation and support organic growth, the completion of three acquisitions and the strategic repurchasing of shares during the year. The performance highlights and accomplishments indicated in the chart below are closely related to performance metrics under our executive compensation programs.

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, and actual capital expenditures.

NEO Compensation Aligns with Company Performance

The compensation opportunities of our executives are designed to be directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2022:

Approximately 84% of Mr. Ashleman’s 2022 total targeted pay was performance-based, and an average of approximately 70% of our other NEOs’ total targeted pay in 2022 was performance-based. The charts below show the allocation of 2022 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for Mr. Ashleman and our other NEOs.

In 2022, our long-term incentives continued to represent the single largest component of our CEO’s and other NEOs’ targeted pay, representing approximately 67% and 49% of total targeted pay, respectively.

Maintaining a balanced perspective is a core part of the Company’s business strategy, which requires employees to take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Our 2022 incentive awards are directly tied to performance metrics that balance absolute and relative performance goals: adjusted EBITDA, organic sales growth, cash flow conversion, ESG, and relative TSR. We believe these are the best measures of our financial success and support the creation of stockholder value.

Role of Say-on-Pay

The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2022 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 92% of the votes cast at the 2022 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any changes to the underlying structure of our executive compensation program for fiscal year 2022 in response to the 2022 “say-on-pay” vote. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

2022 Executive Compensation Program

The following discussion describes our 2022 compensation elements and 2022 compensation decisions related to our NEOs.

2022 Key Compensation Elements

The material elements of 2022 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation commensurate with the executive’s primary duties and responsibilities and necessary to attract, retain and reward NEOs.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance- Based	Focuses NEOs on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance- Based

Provides retention through vesting schedules and aligns each NEO’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of Common Stock.

Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value at grant date and vest ratably over four years.
Long-Term Incentives — PSUs	Performance- Based	Ties long-term compensation to relative performance, further aligning the interests of NEOs with stockholders.	PSUs vest based on continued service and relative TSR compared to companies in the S&P 500 over a cumulative three-year period.
Retirement/Other	Fixed/ Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

Base Salary

Base salaries are typically reviewed annually in February and may be adjusted to reflect market data, as well as individual responsibility, experience and performance. At the time of hire or promotion, the Compensation Committee approves the compensation of the newly appointed or promoted executive based on market data, prior experience and performance, the compensation received at the prior employer and the compensation received by the executive’s predecessor at the Company. The table below highlights the change in 2022 base salary for each NEO, reflecting one or more of the following: annual merit increase, market and/or performance-related adjustments.

NEO	Currency	2021 Base Salary Rate	2022 Base Salary Rate	Percentage Increase
Eric D. Ashleman(1)	USD	900,000	960,000	7%
William K. Grogan	USD	550,000	575,000	5%
Melissa Aquino(2)	USD	N/A	640,000	N/A
Marc Uleman(3)	EUR	422,500	500,000	18%
Lisa M. Anderson(4)	USD	301,200	405,000	34%

(1)

Mr. Ashleman’s increase reflects the Compensation Committee’s strategy of moving Mr. Ashleman’s target compensation above the 25th percentile position to between the 25th percentile and median of the target market comprising of peers in similar roles at other companies.

(2)	Ms. Aquino started employment with the Company on October 17, 2022.
(3)

Mr. Uleman is located in The Netherlands and is paid in Euros. Mr. Uleman’s merit increase in March 2022 resulted in a salary of EUR 435,000. Mr. Uleman’s pay was subsequently increased to EUR 500,000 in conjunction with his election as an officer of the Company.

(4)

Ms. Anderson’s base salary was increased in connection with her appointment to serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary of the Company, effective February 25, 2022.

2022 Short-Term Incentives

The Company administers the short-term incentive plan under the Management Incentive Compensation Plan (MICP). The amount of the annual cash bonus paid to each participant is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data. For Mr. Ashleman, the Compensation Committee increased his Individual Target Bonus Percentage from 100% to 110%, aligned with the Compensation Committee’s strategy of moving Mr. Ashleman’s target compensation above the 25th percentile position to between the 25th percentile and median of the target market comprising of peers in similar roles at other companies. The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives and strategic measures.

As highlighted in last year’s proxy statement and in order to reinforce the behaviors associated with the Company’s focus on growth and culture, the Compensation Committee adopted the following changes to the MICP design for 2022.

	2021 MICP Weighting	2022 MICP Weighting
Business Performance Factor Components
Adjusted EPS	50%	—
Adjusted EBITDA	—	40%
Organic Sales Growth	30%	40%
Adjusted Cash Flow Conversion	20%	10%
ESG	—	10%
Total	100%	100%

Replacing Adjusted EPS with Adjusted EBITDA better aligns our incentive opportunities to our growth and acquisition strategy and rewards the profitability metric. EBITDA also has the highest correlation to long-term TSR performance. Elevating the weighting of organic sales growth highlights the importance and emphasis on growth. In addition, Adjusted Cash Flow Conversion will remain in the 2022 MICP, at a 10% weighting, as cash-flow continues to be a vital metric for the overall health of the business.

At the beginning of each year, the Compensation Committee agrees on the categories of items that can be excluded or added back to arrive at the adjusted results in calculating the financial metrics included in the Business Performance Factor, as permitted by the terms of the MICP. After the year is complete, the Compensation Committee reviews the adjustments put forward by the Company for approval, resulting in the final Business Performance Factor. Typical adjustments include, but are not limited to, the impact of acquisition and divestiture-related income and charges, restructuring charges, capital expenditure investments versus plan, and the impact of foreign currency translation.

Over the past few years, executive leadership and the Board continued to focus on ESG matters most relevant to the Company and its internal and external stakeholders. Results of this effort are available under the Sustainability link on our website at www.idexcorp.com. To highlight the importance of corporate sustainability and progress with respect to specific ESG topics, the Company adopted ESG as a metric in the 2022 MICP, with a focus on initiatives that will help make IDEX a more inclusive and diverse employer and environmental steward.

Corporate sustainability, and, in particular our commitment with respect to key social and environmental ESG topics, are important to the Company and to our internal and external stakeholders. Environmental sustainability and having a highly engaged and diverse workforce are part of our culture and strategy. Many of the Company’s growth opportunities are aligned to markets and customer initiatives focused on sustainable products or practices around energy reductions, water savings and alternative energy. A commitment to and progress toward various social and environmental initiatives serves as a differentiator in attracting and retaining exceptional talent and teams who have a tremendous impact on our communities and the customers we serve.

For the ESG component, the Compensation Committee approved stretch long-term goals to be reached by 2035 in the areas of diversity, equity and inclusion (DEI) and environmental sustainability (ES) as well as specific metrics to be reached by the end of 2025 for DEI and a target electricity consumption reduction for 2022. The Compensation Committee assesses the Company’s performance against defined enabling initiatives for 2022 to further drive progress against the metrics set for 2025 and 2022 (DEI and ES, respectively). The defined enabling initiatives are the actions that the Compensation Committee has agreed to that will best help the Company achieve its short and long term goals. Employees can earn a 0% to 200% payout on the ESG component, similar to the financial metrics, depending upon completion of each enabling initiative as well as performance against short-term goals and progress towards the long-term goals.

For 2022, the Company completed all of its DEI enabling initiatives, which included further developing employee resource groups, cultural competence assessment work for General Managers and the development and retention plans for diverse leaders. The Company also increased female and people of color representation within its senior leader population.

For ES, the Company completed all of its enabling initiatives, which included completing a number of specific energy-reduction projects across the Company’s sites; the pilot and design of a lean process to identify energy and environmental-related opportunities for our operations, and the completion of a more robust inventory of Scope 1 and Scope 2 greenhouse gas (GHG) emissions as a critical step in developing a longer-term roadmap. The Company has a long-term goal of reducing the intensity (by revenue) of our Scope 1 and Scope 2 GHG emissions by 30% below our 2021 baseline. The Company is on track to achieve these goals.

In summary, 2022 was a successful year as a result of quality work completed by employees on the enabling initiatives, with the Company overall tracking above expectations for long term goals, resulting in the Committee providing an ESG rating of 115%.

For 2022, the relative weightings and the performance against the quantitative and strategic measures resulted in a calculated Business Performance Factor of 158%, as shown in the table below.

MICP Objective	Threshold	Goal	Maximum	Actual*	Payout	MICP Weighting	Business Performance Factor
Adjusted EBITDA	$773.6M	$817.0M	$923.9M	$889.4M	166.4%	40%	66.6%
Organic Sales Growth	3.0%	6.0%	10.0%	13.0%	200.0%	40%	80.0%
Adjusted Cash Flow Conversion	85%	105%	134%	78%	0.0%	10%	0.0%
ESG	Combination of long-term goals and initiatives as described above			115.0%	115.0%	10%	11.5%
Total						100%	158%

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures and actual capital.

The short-term incentive payments are included in the 2022 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Currency	Base Salary Rate	Individual Target Bonus Percentage	Business Performance Factor	Actual 2022 Short- Term Incentive Award
Eric D. Ashleman	USD	960,000	110%	158%	1,668,480
William K. Grogan	USD	575,000	75%	158%	681,375
Melissa Aquino(1)	USD	640,000	75%	—	—
Marc Uleman(2)	EUR	500,000	75%	158%	504,304
Lisa M. Anderson(3)	USD	405,000	60%	158%	364,655

(1)	Ms. Aquino left the Company on January 4, 2023, and forfeited her incentive compensation plan payment.
(2)

Mr. Uleman’s incentive compensation plan payment was pro-rated for his change in base salary and individual target bonus percentage, associated with his promotion as an officer of the Company effective October 17, 2022.

(3)

Ms. Anderson’s incentive compensation plan payment was pro-rated for time in her previous role and her appointment to Senior Vice President, General Counsel and Corporate Secretary of the Company, effective February 25, 2022.

2022 Long-Term Incentive Awards

Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion) and are provided under the Incentive Award Plan (IAP). We typically grant awards at the February Board meeting each year, or the date of the annual meeting of stockholders. We attempt to make awards during periods when we do not have material non-public information that could impact our stock price. Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2022, with the exception of Ms. Aquino, who started with the Company on October 17, 2022. Each NEO has a long-term incentive target established on an individual basis taking into consideration market practice for each role, and individual impact and performance. The Compensation Committee may grant awards above or below target based on individual and Company performance.

In 2022, the NEOs received annual long-term incentive awards consisting of PSUs and stock options, which are intended to emphasize the link between pay and performance. The target number of PSUs granted was determined by dividing the PSU award value by the closing price of Common Stock on the date of grant. The number of stock options granted was determined by dividing the stock option award value by the grant date fair value, utilizing the Black Scholes option-pricing model. For additional details of the assumptions made in the valuation of such awards, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Ms. Aquino’s 2022 LTI Awards. Ms. Aquino was awarded a sign-on grant when she was hired in October 2022, with a grant value of $3,500,000, with 75% of the award in restricted shares and 25% in stock options. The purpose of the award was to partially make up for unvested equity that Ms. Aquino forfeited at her prior employer. The value of the forfeited awards at Ms. Aquino’s prior company exceeded the Company’s sign-on award value. Ms. Aquino forfeited her Company sign-on awards when she resigned in January 2023.

2022 CEO Awards. For 2022, the Board granted Mr. Ashleman an award based on the Compensation Committee’s strategy and recommendation, which reflect Mr. Ashleman’s one year of tenure in the Chief Executive Officer role, strong performance, which resulted in an award between the 25th and 50th percentile of the target market. The following chart shows the grant value recommended by the Compensation Committee and approved by the Board, and the Summary Compensation Table reported value of Mr. Ashleman’s long-term incentive awards for 2021 and 2022. The Summary Compensation Table reported value reflects the grant date fair value determined in accordance with FASB ASC Topic 718.

	2021	2022
Grant Value	$3,700,000	$4,100,000
Reported Value	$4,174,035	$4,598,330

Objectives of Long-Term Incentive Vehicles

The Compensation Committee believes that PSUs and stock options both motivate management actions that support the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the approximate three-year performance period is directly linked to relative TSR, as described above, as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant.

PSU Design Features

The PSUs have an approximate three-year performance period and measure the Company’s relative TSR against the TSR of companies in the S&P 500 index at the end of such period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units, paid out in shares of Common Stock. Threshold performance is at the 33rd percentile, which will result in a payout equal to 33% of target; performance below this level will result in zero payout. Maximum payout is 250% of the target number of shares for 80th percentile performance or higher. Payouts are interpolated between the 33rd percentile and 50th percentile and between the 50th percentile and 80th percentile performance. Notwithstanding the payout percentages indicated above, if the Company’s TSR for the performance period is negative, the payout percentage will not be greater than 100%. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of Common Stock received by each executive. All terms of the awards, including those identified above, are captured in participant award agreements.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, EBITDA, operating profit margin and compound annual sales growth rate (CAGR).

For the 2022 PSU grant, the Compensation Committee selected the S&P 500 index companies as the comparator group for relative TSR, as the Company was added to this index in August 2019, and first used this group of companies for relative TSR in the 2020 PSU grant. In addition, a one-year post-vest holding requirement was first instituted with the 2020 PSU grant, which will further align our executives’ interests with those of shareholders.

The 2020 PSU award was granted on February 21, 2020, with a performance period ending on January 31, 2023. Accordingly, no PSU awards vested during 2022. This contrasts to the previous grant where the performance period was January 1, 2019, through December 31, 2021, with a grant date of March 1, 2019. The purpose of this change to the 2020 grant and going forward was to align the performance period start date with the grant date. While the vesting date for the 2020 grant occurred after the end of this reporting period, on January 31, 2023, the performance period resulted in a 173% payout based on 40% TSR, which placed the Company in the 65th percentile of companies in the S&P 500 Index.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of NEO compensation. In the case of the CEO, the Board reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s recent annual target and actual pay history, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation

Committee considers market data and Company and individual performance.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged F.W. Cook as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.

Under the terms of its agreement with the Compensation Committee, F.W. Cook will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2022, F.W. Cook provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. In its review, the Compensation Committee did not identify any conflicts of interest raised by the work F.W. Cook performed in fiscal year 2022, nor any business or personal relationships that would impair F.W. Cook’s independence.

Setting Individual Executive Pay

The Compensation Committee formulates a recommendation of CEO pay based on the financial and operating performance of the Company, the Compensation Committee’s assessment of the CEO and a thorough review of the market benchmarking data discussed below. The CEO pay recommendations put forth by the Compensation Committee are then reviewed and subject to approval by the Board.

The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. Individual pay decisions are based on an assessment of the individual executive, utilizing the following criteria:

1.	Contribution

•	Value to IDEX; short-and long-term
•	Individual contribution and impact to team performance

2.	Market attractiveness

•	Supply-demand of role

•	Experience, background, track record

3.	Replacement difficulty

•	Challenge of replacing the role with equivalent capability

4.	Experience in role

•	Overall experience in current or similar role

5.	Company Performance

•	In determining the long-term incentive award value, the Compensation Committee reviews the Company’s performance relative to our peers against key performance indicators, including growth and returns and stock price performance

•	The Compensation Committee has the latitude to adjust awards up and down relative to the executives’ target

The Compensation Committee reviews pay data from two primary sources (third party surveys and peer company data) as one input in determining appropriate target compensation levels. The Compensation Committee utilizes the expertise of its independent compensation consultant, F.W. Cook, in developing compensation recommendations for the NEOs, including the CEO. The Compensation Committee believes that to attract and retain qualified management, total direct compensation should be competitively targeted within a range that includes the market median for comparable positions at comparable companies, with market compensation data being only one of many factors considered by the Compensation Committee when setting the compensation levels for any particular executive. While an individual executive’s target compensation is positioned within the competitive range based on the individual factors listed above, actual compensation in any given year should and does vary from target based on Company and individual performance.

The Compensation Committee undertook a review and analysis to evaluate whether the 2022 executive compensation programs appropriately reflected the market for talent. The Compensation Committee considered relevant market pay practices to strengthen the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2022 executive compensation market analysis for the NEOs.

Survey Data

The Willis Towers Watson Executive Compensation Database Survey and the Equilar Top 25 Survey were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry.

Peer Companies

The peer group of companies identified below consists of companies that are similar to the Company in terms of their size (i.e., revenue, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development and global presence. In addition, the peer companies have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. F.W. Cook reviewed the composition of the peer group used to benchmark pay in 2021 with the Compensation Committee. Based on that review, for 2022 the Compensation Committee removed KLA-Tencor Corporation and added Ingersoll Rand Inc.

Agilent Technologies, Inc.	Mettler-Toledo International Inc.
AMETEK, Inc.	Nordson Corporation
Bruker Corporation	Pentair Ltd.
Crane Co.	PerkinElmer, Inc.
Donaldson Company, Inc.	Roper Technologies, Inc.
Dover Corporation	SPX Flow, Inc.
Flowserve Corporation	Waters Corporation
Graco Inc.	Watts Water Technologies, Inc.
Ingersoll Rand Inc.	Woodward, Inc.
ITT Corporation	Xylem Inc.
Lincoln Electric Holdings, Inc.

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of management and F.W. Cook, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
Chief Executive Officer; and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President and Group Executive; and Senior Vice President, General Counsel and Corporate Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Other Compensation Components

Employee Benefits

The NEOs located in the United States (US NEOs), which include all NEOs except Mr. Uleman, participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the US NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. As an employee of one of the Company’s entities in The Netherlands, Mr. Uleman participates in the benefits available to all similarly-situated employees in The Netherlands.

For a more complete explanation of these plans, see the “Narrative to 2022 Summary Compensation Table,” the “Narrative to Nonqualified Deferred Compensation at 2022 Fiscal Year End Table,” and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

Each of the NEOs is entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place.

For additional information regarding the Company’s severance and change in control arrangements, see the section below entitled “Potential Payments upon Termination or Change in Control.”

Perquisites

The Compensation Committee believes in providing limited perquisites in line with market practice. The principal perquisite provided to our NEOs is a car allowance. For further details on these perquisites, see the “Narrative to 2022 Summary Compensation Table” below.

NEO Departures After Fiscal Year End

As noted above, Ms. Aquino resigned from the Company, effective January 4, 2023, and forfeited her unvested equity and 2022 bonus payment. Ms. Aquino did not receive any payments or benefits associated with her termination.

Other Executive Compensation Matters

Stock Grant Practices

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of Common Stock as follows:

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO	3x
Other NEOs	2x

NEOs must comply with these ownership requirements within five years of their date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares and PSUs at target. As of December 31, 2022, all continuing NEOs either met or exceeded the ownership guidelines, or were on track to meet within the required timeline.

Hedging and Pledging

All directors and employees (including officers) of the Company are prohibited from (i) pledging Company securities (including through holding Company securities in margin accounts), and (ii) engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Clawbacks

To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	the Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	the cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	the cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and
•	the pay affected by the calculation was earned or awarded within three years of the restatement.

The Company continues to monitor this policy and will review and modify the policy as necessary to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Tax Gross-Up Provisions

The Company has not entered into any agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control since the adoption of a no gross-up policy by the Compensation Committee in February 2011. No executives are eligible for an excise tax gross-up.

The Compensation Committee has exclusive authority to modify, interpret and enforce this policy in compliance with applicable law.

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2022 compensation program design, the Compensation Committee engaged in discussions with F.W. Cook and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual cash and long-term, stock-based performance opportunities;

•	multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	caps on the maximum payout for cash incentives;

•	stock ownership requirements for executives that encourage a long-term focus on performance;

•	an insider trading policy that prohibits hedging and pledging;

•	a clawback policy that applies to performance-based compensation;
including stock-based awards, for directors and officers and other employees; and

•	oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Carl R. Christenson, Chair

Mark A. Beck

Lakecia N. Gunter

Alejandro Quiroz Centeno

Livingston L. Satterthwaite

2022 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned or paid in 2022, and, to the extent required by SEC disclosure rules, 2021 and 2020 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO. All amounts are paid in US Dollars, except for Mr. Uleman’s Salary, Non-Equity Incentive Plan Compensation and All Other Compensation, which were paid in Euros.

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)

Eric D. Ashleman, Chief Executive Officer and President(1)	2022	948,462		2,548,123	2,050,207	1,668,480	279,955	7,495,227
	2021	900,000		2,323,931	1,850,104	1,467,000	178,737	6,719,772
	2020	698,365	186,326	1,131,907	875,072	372,651	143,518	3,407,839

William K. Grogan, Senior Vice President and Chief Financial Officer	2022	570,192		839,589	675,025	681,375	146,530	2,912,711
	2021	546,250		847,653	675,150	672,375	111,780	2,853,208
	2020	547,327	119,363	776,645	600,088	238,725	112,092	2,394,240

Melissa Aquino, Former Senior Vice President and Group Executive	2022	123,077		2,625,164	875,077		13,308	3,636,626

Marc Uleman, Senior Vice President and Group Executive(2)	2022	443,581		317,048	254,848	531,385	101,851	1,648,713

Lisa M. Anderson, Senior Vice President, General Counsel and Corporate Secretary	2022	387,434		311,176	250,071	364,655	74,598	1,387,934

(1)	Mr. Ashleman was named Chief Executive Officer and President effective on December 15, 2020.
(2)

Mr. Uleman’s Salary, Non-Equity Incentive Plan Compensation and All Other Compensation are paid in Euros and converted to US Dollars at a rate of EUR 1.00 to USD 1.0537, the average exchange rate in 2022.

(3)	Reflects discretionary portion of the annual cash bonus under the 2020 MICP, as described in our proxy statement filed on March 23, 2021.
(4)

Reflects the aggregate grant date fair value of restricted stock awards and PSUs for the year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards granted in 2022, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. For PSUs granted in 2022, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2022 based on the maximum level of performance is as follows: Mr. Ashleman, $6,370,306; Mr. Grogan, $2,098,972; Mr. Uleman, $792,619; and Ms. Anderson, $777,941. All shares of restricted stock are eligible for dividend payments when paid on Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

(5)

Reflects the aggregate grant date fair value of stock options for the year indicated in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of stock options granted in 2022, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(6)	Reflects the annual cash bonus under the MICP.

(7)	Consists of the following for 2022:

Name	Company Contributions to the IDEX Corporation Savings Plan, and Accrued SERP Benefits ($)	Automotive, Supplemental Disability ($) (c)	Other Payments ($) (d)	Total ($)

Eric D. Ashleman	251,547	28,408		279,955

William K. Grogan	124,257	22,273		146,530

Melissa Aquino	9,846(a)	3,462		13,308

Marc Uleman	32,408(b)	16,609	52,834	101,851

Lisa M. Anderson	57,175	17,423		74,598

(a)	Ms. Aquino forfeited her Company contributions to the Company’s savings plan and SERP upon her resignation effective January 4, 2023.
(b)

Represents the annual contribution of €12,231 for Company-sponsored retirement benefits provided through an industry-wide, multiemployer plan plus €18,525 contributed to Mr. Uleman’s supplemental plan both converted to US Dollars at a rate of EUR 1.00 to USD 1.0537, the average exchange rate in 2022.

(c)	Consists of automotive and fuel allowance and supplemental disability premiums.
(d)

Represents cash payments for Mr. Uleman totaling €17,919 per year, to offset the loss of benefit due to the cap on salary for retirement benefit purposes, and vacation pay of €32,222 per year, both converted to US Dollars at a rate of EUR 1.00 to USD 1.0537, the average exchange rate in 2022.

Narrative to 2022 Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the US NEOs receive an automotive and fuel allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the US NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year.

Retirement Benefits

The Company maintains a tax-qualified retirement plan for US employees, the IDEX Corporation Savings Plan, in which the US NEOs participate, which consists of a 401(k) with a prescribed matching contribution (401(k)) and a defined contribution portion (Defined Contribution).

Defined Contribution

The Defined Contribution portion of the IDEX Corporation Savings Plan is an ongoing tax-qualified “defined contribution” plan that provides contributions based on a participant’s compensation and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Compensation
40 but less than 55	4.0% of Eligible Compensation
55 but less than 70	4.5% of Eligible Compensation
70 or more	5.0% of Eligible Compensation

Under the plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service.

401(k)

The 401(k) is an ongoing tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

Benefits for Mr. Uleman

In addition to the benefits available to all employees locally at the Company’s entity in The Netherlands, Mr. Uleman also participates in a supplemental long-term disability program. The benefit is a coverage in case of long-term disability (period after 104 weeks of illness) that provides a guaranteed supplemental income in case of full disability.

Mr. Uleman participates in the PME retirement plan, an industry-wide program available to all employees. Under the plan, participants are entitled to accrue a benefit of 1.815% of the eligible base salary per year of service as a lifelong annuity when they retire at the target retirement age of 68. The eligible base salary maximum is € 81,010 minus the offset of €14,802, for 2022.

The Company also contributes to an additional retirement benefit plan on behalf of Mr. Uleman, for salary above the € 81,010 maximum and up to € 114,866 for 2022. Under the plan, participants accumulate an account balance which must be used to purchase a lifelong annuity when they retire at the target retirement age of 68.

Mr. Uleman also receives a cash payment of €17,919 per year, to offset the loss of retirement benefits due to the cap on salary for retirement benefit purposes, as included in the All Other Compensation column in the Summary Compensation Table.

2022 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric D. Ashleman	01/01/2022	52,800	1,056,000	2,112,000
	02/24/2022				3,617	10,850	27,125				2,548,123
	02/24/2022								49,355	188.99	2,050,207
William K. Grogan	01/01/2022	21,563	431,250	862,500
	02/24/2022				1,192	3,575	8,938				839,589
	02/24/2022								16,250	188.99	675,025
Melissa Aquino	10/17/2022	4,997	99,945	199,890
	10/17/2022							12,895			2,625,164
	10/17/2022								15,770	203.58	875,077
Marc Uleman	01/01/2022	16,043	320,852	641,703
	02/24/2022				450	1,350	3,375				317,048
	02/24/2022								6,135	188.99	254,848
Lisa M. Anderson	01/01/2022	12,150	243,000	486,000
	02/24/2022				442	1,325	3,313				311,176
	02/24/2022								6,020	188.99	250,071

(1)

Amounts reflect payment levels under the MICP at a percentage of base salary for each executive and a Business Performance Factor of 0% for below threshold, 100% for target and 200% for maximum. See “Short-Term Incentives” under “Compensation Discussion and Analysis — 2022 Executive Compensation Program.” The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2022 Summary Compensation Table. Mr. Uleman’s target bonus is denominated in Euros and converted to US Dollars at a rate of EUR 1.00 to USD 1.0537, the average exchange rate in 2022. The amounts reported for Ms. Aquino reflects her pro-rated opportunity based on her October 2022 commencement date and the amounts reported for Mr. Uleman and Ms. Anderson are pro-rated to reflect their compensation prior to and following their promotion to executive officer positions. As noted above, Ms. Aquino forfeited her MICP award upon her resignation from the Company.

(2)

Reflects the range of the number of shares of Common Stock that could be issued pertaining to the PSUs awarded in 2022 under the Incentive Award Plan (IAP). The target number of PSUs is used to determine the grant date fair value for this award.

(3)	Reflects the number of shares of restricted stock awarded in 2022 under the IAP. These shares of restricted stock were forfeited upon Ms. Aquino’s resignation.
(4)	Reflects closing price of Common Stock on the grant date, which is the fair market value of the stock under the terms of the IAP.
(5)

Represents the grant date fair value of restricted stock awards, PSUs and stock options granted under the IAP to each NEO in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. For PSUs, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2022 based on the maximum level of performance is as follows: Mr. Ashleman, $6,370,306; Mr. Grogan, $2,098,972; Mr. Uleman, $792,619; and Ms. Anderson, $777,941. All shares of restricted stock are eligible for dividend payments when dividend payments are paid on Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period. For stock options, the actual value a NEO realizes from the stock option will depend on the difference between the market price of the underlying share at exercise and the exercise price of the stock option established at the time of the grant.

Narrative to 2022 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2022 had the following characteristics:

•	all are nonqualified stock options;

•	all have an exercise price equal to the closing price of Common Stock on the grant date;

•	all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•	all vest upon retirement if retirement eligible (defined as at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	all expire 10 years after the date of grant.

PSUs awarded to the NEOs in 2022 had the following characteristics:

•	all have an approximate three-year performance period with vesting based on relative TSR and the NEO’s continued service;

•

all shares vest upon retirement if the NEO is retirement eligible (defined as at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on the Company’s actual TSR as compared to the companies in the S&P 500 index determined as of the last day of the performance period;

•	cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period; and

•	shares delivered upon vesting are subject to a one-year holding requirement.

Restricted stock awarded to Ms. Aquino in 2022 had the following characteristics: :

•	Provided to Ms. Aquino upon hire by the Company to partially offset equity that was forfeited by Ms. Aquino at her former employer;

•	75% of the shares were to vest after one year of service and 25% of the shares were to vest after two years of service; and

•	all shares receive dividend payments in the same amount as dividends are paid on Common Stock as the time such dividends are paid.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information on all PSU, restricted stock and stock option awards held by the NEOs as of December 31, 2022.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Exercisable (#) (1)	Unexercisable (#) (1)
Eric D. Ashleman	15,385	-	93.27	02/22/2027	-	-	52,836	12,064,044
	18,710	-	138.12	02/22/2028
	15,461	5,154	144.85	03/01/2029
	12,745	12,745	173.35	02/21/2030
	11,989	35,966	197.11	02/25/2031
	-	49,355	188.99	02/24/2032
William K. Grogan	1,798	-	72.73	02/13/2024	-	-	21,238	4,849,273
	1,383	-	67.49	10/15/2024
	2,575	-	78.43	02/20/2025
	5,435	-	74.74	02/19/2026
	21,115	-	91.22	01/03/2027
	14,065	-	93.27	02/22/2027
	13,180	-	138.12	02/22/2028
	12,048	4,017	144.85	03/01/2029
	8,740	8,740	173.35	02/21/2030
	4,375	13,125	197.11	02/25/2031
	-	16,250	188.99	02/24/2032
Melissa Aquino	-	15,770	203.58	10/17/2032	12,895	2,944,315	-	-
Marc Uleman	1,075	-	93.27	02/22/2027	-	-	8,026	1,832,577
	3,220	-	138.12	02/22/2028
	3,506	1,169	144.85	03/01/2029
	3,345	3,345	173.35	02/21/2030
	1,633	4,897	197.11	02/25/2031
	-	6,135	188.99	02/24/2032
Lisa M. Anderson	385	-	93.27	02/22/2027	305	69,641	4,588	1,047,578
	825	-	138.12	02/22/2028
	701	234	144.85	03/01/2029
	770	770	173.35	02/21/2030
	519	1,556	197.11	02/25/2031
	-	6,020	188.99	02/24/2032

(1)

All options expire on the 10th anniversary of the grant date and vest 25% per year on the anniversary of the grant date. As discussed in “Potential Payments upon Termination or Change in Control”, all stock options vest 100% upon a qualifying termination of employment following a change in control.

(2)

The following table sets forth grant and vesting information for the outstanding restricted stock awards for Ms. Aquino and Ms. Anderson, the only NEOs who hold outstanding restricted stock awards. The award will vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	# Shares	Market Value Per Share at Grant	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested	100% Vesting
Melissa Aquino	10/17/2022	12,895	203.58	12,895	2,944,315	10/17/2024
Lisa M. Anderson	02/21/2020	305	173.35	305	69,641	2/21/2023

(3)	Determined based on the closing price of the Company’s Common Stock on December 30, 2022, of $228.33.
(4)

Represents the number and value of outstanding PSU awards based on performance as of December 31, 2022, as set forth in the following table. Actual number of shares delivered upon vesting will be based on performance through January 31, 2023, for the PSU award granted in 2020; performance through January 31, 2024, for the PSU award granted in 2021; and performance through January 31, 2025, for the PSU award granted in 2022. The 2020 PSU awards are disclosed at 180% of the target; the 2021 PSU awards are disclosed at 177% of the target; and the 2022 PSU awards are disclosed at 250% of the target, all based on performance through December 31, 2022, and at a closing price of $228.33 on December 30, 2022.

	Grant Date	Number of PSUs at Target (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting
Eric D. Ashleman	02/21/2020	5,050	2,075,520	Award vests on 01/31/2023
	02/25/2021	9,390	3,795,073	Award vests on 01/31/2024
	02/24/2022	10,850	6,193,451	Award vests on 01/31/2025
William K. Grogan	02/21/2020	3,465	1,424,094	Award vests on 01/31/2023
	02/25/2021	3,425	1,384,365	Award vests on 01/31/2024
	02/24/2022	3,575	2,040,814	Award vests on 01/31/2025
Marc Uleman	02/21/2020	1,325	544,567	Award vests on 01/31/2023
	02/25/2021	1,280	517,396	Award vests on 01/31/2024
	02/24/2022	1,350	770,614	Award vests on 01/31/2025
Lisa M. Anderson	02/21/2020	305	125,353	Award vests on 01/31/2023
	02/25/2021	410	165,768	Award vests on 01/31/2024
	02/24/2022	1,325	756,457	Award vests on 01/31/2025

2022 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Eric D. Ashleman	15,848	2,100,607	-	-
William K. Grogan	843	144,393	-	-
Marc Uleman	-	-	910	169,415
Lisa M. Anderson	-	-	230	44,137

(1)	Calculated based on the difference between the closing price of Common Stock on the date of exercise and the exercise price.
(2)

Calculated based on the closing price of Common Stock on the vesting date or the previous trading day. No PSU awards vested in 2022. For restricted shares, Ms. Anderson had 230 shares vest on March 1, 2022, and Mr. Uleman had 910 shares vest on May 14, 2022.

Nonqualified Deferred Compensation at 2022 Fiscal Year End

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits. The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name (1)	Executive Contributions in Last Fiscal Year ($) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (5)
Eric D. Ashleman	-	229,649	-289,318	10,121	1,384,146
William K. Grogan	-	101,807	-148,717	4,443	532,379
Melissa Aquino	-	1,969	-	-	1,969
Lisa M. Anderson	-	34,725	820	1,081	76,502

(1)	Mr. Uleman is located in The Netherlands and is not eligible for the SERP. Ms. Aquino forfeited her SERP balance upon her termination, effective January 4, 2023.
(2)	None of the NEOs contributed to the SERP in 2022.
(3)	Amounts are reflected in All Other Compensation column of the “2022 Summary Compensation Table.”
(4)

None of the amounts reported in this column are reported in the “2022 Summary Compensation Table” because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation under the SERP.

(5)	The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Ashleman, $725,327; and Mr. Grogan, $346,004.

Narrative to Nonqualified Deferred

Compensation at 2022 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

Eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus under the SERP. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee, including the NEOs, also receive an additional contribution equal to 2% of the employee’s compensation.

Deferred Compensation Account

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of IRC Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time he or she first becomes eligible for the SERP.

Prior to separation from service, amounts may be paid only upon the occurrence of an unforeseeable emergency, within the meaning of IRC Section 409A. On the occurrence of a change in control event within the meaning of IRC Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or

Change in Control

Messrs. Ashleman, Grogan, and Uleman, and Ms. Anderson

The Company has entered into letter agreements with Messrs. Ashleman and Grogan and Ms. Anderson, as well as an employment agreement with Mr. Uleman, providing for (a) severance pay in an amount equal to two times the sum of the executive’s annual base salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, payable over the 24-month period following termination and (b) severance pay in an amount equal to the sum of one year of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control, in exchange for a signed release.

Ms. Aquino

Ms. Aquino resigned from the Company effective January 4, 2023, and she did not receive any payments or benefits associated with her termination.

Equity Awards

The IAP provides that if a change in control occurs, then each outstanding award will continue in effect, or be assumed or an equivalent award substituted by the Company’s successor; provided, that if the grantee incurs a termination of service without cause or for good reason (each as defined in the IAP) within 24 months following such change in control, the awards will become fully exercisable and all forfeiture restrictions will lapse. If an outstanding award is not assumed or substituted upon a change in control or if, following a change in control, neither the Company nor its successor has equity securities that are readily tradable on a regulated securities exchange, then the awards will vest in full.

2020, 2021 and 2022 PSU Grants

Notwithstanding the foregoing, the award agreements for PSUs granted in 2020, 2021 and 2022 provide that if a change in control occurs, the grantee will receive a cash payment in respect of such PSUs valued based on the actual level of achievement of the performance goals against target measured as of the date of the change in control, including dividend equivalents earned up to the change in control, with such value adjusted to the date of payment to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa U.S. Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment. The cash payment will be paid as soon as practicable following the earliest to occur of the following events: (i) if, as of the time of the change in control, the grantee is eligible for retirement, as of the date of the change in control, (ii) as of the date the grantee first becomes eligible for retirement following the change in control if that date occurs prior to the end of the performance period, (iii) if the grantee’s service is terminated by the Company without cause or by the grantee for good reason and the date of termination occurs (or the event giving rise to good reason occurs), in each case, within 24 months following the change in control, on the date of such termination, (iv) if the grantee remains employed through the end of the applicable performance period, as of the end of the applicable performance period, or (v) if the grantee’s employment is terminated due to death or disability prior to the end of the performance period, as of the date of death or disability.

Our 2020 PSU grant was granted on February 21, 2020, with a performance period ending on January 31, 2023. There were no PSUs vesting in 2022 due to this change and therefore the Unvested Performance Shares in the tables below include three years of PSU grants, compared to two years in prior proxy statements.

Termination due to Death, Disability or Retirement

The award agreements for stock options and restricted stock awards provide that if the grantee’s service is terminated by reason of death, disability or retirement, the award will become fully vested and exercisable. The award agreements for the 2020, 2021 and 2022 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period. None of the Company’s NEOs satisfied the retirement vesting conditions as of December 31, 2022.

SERP

Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO (excluding Ms. Aquino, who departed the Company after fiscal year end and before this proxy statement was filed) would receive in the event of a termination of employment, as severance or as a result of accelerated vesting if his or her employment was terminated without cause or for good reason, or for disability or death, upon a change in control or in connection with a termination of employment following a change in control, using the following assumptions:

•	change in control and/or termination of employment on December 31, 2022;

•	accelerated vesting of options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $228.33 per share of Common Stock on December 30, 2022;

•	accelerated vesting of PSUs and payment of cumulative dividend equivalents as valued based on performance as of December 31, 2022; and

•	accelerated vesting of benefits under the SERP, paid in a lump sum.

All potential termination payments set forth in the tables below reflect full payments under the potential scenarios and do not reflect any reductions that could occur if the payment is subject to excise tax under Section 280G of the Internal Revenue Code.

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance	2,016,000	-	-	4,032,000
Unvested Options	-	4,195,460	-	4,195,460
Unvested Performance Shares (1)	-	12,373,023	-	12,215,152
SERP	1,384,146	1,384,146	1,384,146	1,384,146
Total	3,400,146	17,952,629	1,384,146	21,826,758

Change in Control and Termination Payments and Benefits for William K. Grogan

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance	1,006,250	-	-	2,012,500
Unvested Options	-	1,864,902	-	1,864,902
Unvested Performance Shares (1)	-	4,976,429	-	4,920,706
SERP	532,379	532,379	532,379	532,379
Total	1,538,629	7,373,710	532,379	9,330,487

Change in Control and Termination Payments and Benefits for Marc Uleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance	779,211	-	-	1,558,422
Unvested Options	-	675,731	-	675,731
Unvested Performance Shares (1)	-	1,880,628	-	1,859,636
SERP	-	-	-	-
Total	779,211	2,556,359	-	4,093,789

Change in Control and Termination Payments and Benefits for Lisa M. Anderson

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance	648,000	-	-	1,296,000
Unvested Restricted Stock	-	69,641	-	69,641
Unvested Options	-	347,274	-	347,274
Unvested Performance Shares (1)	-	1,072,561	-	1,057,526
SERP	76,502	76,502	76,502	76,502
Total	724,502	1,565,978	76,502	2,846,943

(1)

In the event of a termination for disability, death, or retirement, PSU grants and cumulative dividend equivalents will generally become fully vested at the end of the applicable performance period. For purposes of the termination payment calculation, PSU grants have been valued based on performance as of December 31, 2022.

CEO and Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals. We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. We are committed to providing market-competitive compensation and to internal pay equity.

Methodology for Identifying the Median Employee

The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2022 to that of the median employee for the same period. We used December 31, 2022 as the date to determine our median employee. Approximately 880 employees from the Nexsight, KZValve and Muon Group businesses were excluded from the calculation due to acquisition by the Company in 2022. To determine our median employee, the Company used total annual cash compensation (salary/hourly earnings, commissions, bonuses paid, and allowances/fixed payments) as of December 31, 2022 as cash compensation represents the principal form of compensation delivered to all of our employees and is readily available in each country.

Under the Item 402(u)(4)(ii) (“de minimis”) exemption, the Company may exclude non-U.S. employees up to a 5% threshold when identifying the median employee. In determining such median employee, the Company excluded 196 employees from the following jurisdictions, comprising less than 5% of the 7,480 total Company population (with number of employees):

Australia (22)	France (8)	Poland (2)	Spain (25)
Austria (51)	Ireland (19)	Saudi Arabia (2)	United Arab Emirates (13)
Belgium (18)	Korea (4)	Singapore (19)
Brazil (7)	Mexico (4)	South Africa (2)

The 7,284 employees who were included in identifying the median employee are located in the following countries:

Canada	India	Sweden	United Kingdom
China	Italy	Switzerland	United States of America
Germany	Japan	The Netherlands

Pay Ratio

After identifying the median employee based on actual cash compensation, we calculated annual total compensation for such employee consistent with the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table. The annual total compensation of the CEO is $7,495,227. The median of the annual total compensation of all employees, except the CEO is $66,847. The pay ratio is 112:1.

Pay Versus Performance
The following table sets forth information regarding
the
Company’s
performance and the “compensation actually paid” to our NEOs, as calculated in accordance with SEC disclosure rules:

	Summary Compensation Table Total for Eric D. Ashleman (PEO) ($)(2)	Compensation Actually Paid to Eric D. Ashleman (PEO) ($)(3)	Summary Compensation Table Total for Andrew K. Silvernail (PEO) ($)(2)	Compensation Actually Paid to Andrew K. Silvernail (PEO) ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income ($000,000)	Adjusted EBITDA ($000,000) (6)
Year (1)							TSR ($)	Peer Group TSR ($)(5)

2022	7,495,227	11,439,171	N/A	N/A	2,396,496	2,058,991	137	132	586.7	884.2
2021	6,719,772	9,849,418	N/A	N/A	1,743,998	2,463,917	140	150	449.4	765.4
2020	3,407,839	5,952,238	8,890,861	(14,813,422)	1,709,129	2,782,284	117	116	377.8	622.9

(1)	The Principal Executive Officer (“PEO”) and NEOs for the applicable years were as follows:

•	2022: Mr. Ashleman served as the PEO for the entirety of 2022. The Company’s other NEOs for 2022 were: William K. Grogan; Melissa Aquino; Marc Uleman; and Lisa M. Anderson.

•	2021: Mr. Ashleman served as the PEO for the entirety of 2021. The Company’s other NEOs for 2021 were: William K. Grogan; Denise R. Cade; Melissa S. Flores; Daniel J. Salliotte; and Michael J. Yates.

•
2020: Mr. Ashleman was appointed PEO effective December 15, 2020, and
Mr. Silvernail
served as PEO prior to Mr. Ashleman’s appointment. The Company’s other NEOs for 2020 were: William K. Grogan; Denise R. Cade; Jeffrey D. Bucklew; and Daniel J. Salliotte.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in which the NEO served as PEO in the case of Messrs. Ashleman and Silvernail and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s other NEOs reported for the applicable year.

(3)
To calculate the compensation actually paid (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Ashleman and Silvernail and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)
The TSR Peer Group consists of the S&P 400 Midcap Industrials Sector Index, an independently prepared index (and which is used for the Company’s stock performance chart in the Annual Report on Form
10-K
for the year ended December 31, 2022).

(6)
As noted in “Compensation Discussion and Analysis,” the Compensation Committee selected
Adjusted EBITDA
as a key metric for evaluating and rewarding management’s performance in the 2022 incentive program design. This measure is used to determine the payout of 40% of the 2022 MICP awards. Adjusted EBITDA is a non-GAAP
financial measure and is calculated based on the Company’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of acquisitions and divestitures and actual capital expenditures. A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The
following t
a
bles sets forth the detailed calculation from SCT Total to Compensation Actually Paid for the PEOs and NEOs:

	Eric D. Ashleman
Prior FYE	12/31/2019	12/31/2020	12/31/2021
Current FYE	12/31/2020	12/31/2021	12/31/2022
Fiscal Year	2020	2021	2022
SCT Total	$3,407,839	$6,719,772	$7,495,227
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($2,006,979)	($4,174,035)	($4,598,330)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$2,659,808	$6,194,944	$8,424,336
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,362,544	$1,050,803	$865,977
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$443,050	$21,243	($916,830)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Value of Dividends Earned on Stock Awards in the Covered Fiscal Year, Prior to Vesting	$85,976	$36,691	$168,791
Compensation Actually Paid	$5,952,238	$9,849,418	$11,439,171

	Andrew K. Silvernail
Prior FYE	12/31/2019	12/31/2020	12/31/2021
Current FYE	12/31/2020	12/31/2021	12/31/2022
Fiscal Year	2020	2021	2022
SCT Total	$8,890,861	$0	$0
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($6,277,937)	$0	$0
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$0
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0	$0	$0
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($295,496)	$0	$0
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($17,130,850)	$0	$0
+ Value of Dividends Earned on Stock Awards in the Covered Fiscal Year, Prior to Vesting	$0	$0	$0
Compensation Actually Paid	($14,813,422)	$0	$0

	Non-PEO NEOs
Prior FYE	12/31/2019	12/31/2020	12/31/2021
Current FYE	12/31/2020	12/31/2021	12/31/2022
Fiscal Year	2020	2021	2022
SCT Total	$1,709,129	$1,743,998	$2,396,496
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($853,306)	($727,995)	($1,537,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,130,856	$1,080,430	$1,212,682
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$548,525	$359,737	$166,194
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$225,012	($2,016)	($209,489)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Value of Dividends Earned on Stock Awards in the Covered Fiscal Year, Prior to Vesting	$22,068	$9,763	$30,108
Compensation Actually Paid	$2,782,284	$2,463,917	$2,058,991
Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of
the
years reported
above
and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our MICP and our PSUs. Given the leverage of our compensation program towards equity awards, the “Compensation Actually Paid” is most directly impacted by our stock price performance and aligned with
shareholder value creation.

The following charts provide a description of the relationship between
the compensation actually paid (CAP) to the PEOs and
non-PEO
NEOs and respective metrics. Mr. Ashleman’s CAP as PEO is used below for all three years. We excluded Mr. Silvernail’s 2020 CAP from the charts below as his 2020 CAP, the only year he was an NEO for purposes of this disclosure, was ($14,813,422) due to the forfeiture of his outstanding equity awards in the year of his separation. Accordingly, because Mr. Silvernail’s CAP is primarily based on the forfeiture of his equity awards rather than Company performance, his CAP is not aligned with the performance metrics included in the charts below.

Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. In addition to these metrics, the Company’s MICP includes performance goals relating to ESG initiatives in order to emphasize those initiatives as priorities throughout the organization. Plea se
see the “Compensation Discussion and Analysis” for a further description of the metrics used in the Company’s executive compensation program.

1.	Total Shareholder Return

2.	Relative TSR percentile ranking as compared to companies in the S&P 500 Index

3.	Adjusted EBITDA

Our Board of Directors recommends that you vote FOR the approval of the Company’s executive compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote (say-on-pay) on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short- and long-term incentives, with total direct compensation targeted within a range that includes market median for comparable positions at companies viewed as comparable to the Company. Where an individual executive’s target compensation is positioned within the competitive range is based on the individual factors listed in the Compensation Discussion and Analysis. Actual compensation in any given year should and does vary from target based on Company and individual performance. In this way, the Company motivates and rewards both vital short-term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions. Currently, stockholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2024 Annual Meeting of Stockholders.

Our Board of Directors recommends that you vote every ONE YEAR on the frequency with which to conduct an advisory vote on executive compensation

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, as amended, we are also soliciting a non-binding advisory vote on whether the say-on-pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

The Board of Directors has determined that an advisory vote on executive compensation every year is currently the best approach for the Company based on a number of considerations, including the following:

The Company implemented annual say-on-pay voting following the preference expressed by stockholders in 2011 and again in 2017, and the Board has determined that annual say-on-pay voting continues to be the best approach for the Company. Annual say-on-pay voting provides the Company with direct and timely stockholder input regarding our executive compensation practices, which are disclosed annually. Notwithstanding the Board’s recommendation, the Board may in the future determine that less frequent say-on-pay voting is more appropriate for the Company based on the relevant considerations at the time.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement is:

•	Choice 1 — every year;

•	Choice 2 — every two years;

•	Choice 3 — every three years; or

•	Choice 4 — abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company. However, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2022, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Mark A. Buthman, Chair

Katrina L. Helmkamp

David C. Parry

L. Paris Watts-Stanfield

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2022	2021
Audit fees(1) (2)	$4,157,000	$4,062,000
Audit-related fees(3)	-	-
Tax fees(4)	$1,067,000	$1,207,000
All other fees(5)	-	-
Total	$5,224,000	$5,269,000

(1)

Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)

Audit fees include $28,000 of additional fees related to the 2021 audit of the Company’s financial statements that were billed after the Company’s Proxy Statement for the 2022 Annual Meeting was filed on March 23, 2022.

(3)

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(4)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.
(5)

All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee.

For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements.

The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair reports any such actions taken to the Audit Committee at a subsequent Audit Committee meeting.

Our Board of Directors and Audit Committee recommend that you vote FOR the ratification of the appointment of Deloitte & Touche LLP

PROPOSAL 4 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing stockholders with the opportunity to express their views on this issue. While this vote is not binding, if the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

Our Board of Directors recommends that you vote AGAINST the Stockholder Proposal

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING

A REPORT ON HIRING PRACTICES RELATED TO PEOPLE

WITH ARREST OR INCARCERATION RECORDS

NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840 Boston, MA 02130, the beneficial owner of at least $2,000 worth of shares of IDEX Corporation common stock for at least the last three years, intends to propose the following resolution at the Annual Meeting.

“Eliminating Discrimination through Inclusive Hiring

WHEREAS:

In recent decades, U.S. incarceration rates have skyrocketed, and Black and Brown people are incarcerated more often and for harsher sentences than White people.1 People with arrest or incarceration records face enduring stigma that negatively impacts employment opportunities;

However, fair chance employment (actively recruiting people with criminal records) can benefit companies, communities, and the economy. The tight labor market means that employers must “not only rewrite the hiring and retention playbook” but also cast a wider net by diversifying the talent pool;

At the same time, companies strive to fulfill racial equity commitments. Given the disproportionately high incarceration rates of Black and Brown people in the U.S. and case study evidence that formerly incarcerated employees can have lower turnover and better attendance and disciplinary records compared to their peers without criminal records, recruiting fair chance employees can help ease labor market constraints while also advancing racial equity goals;

Fair chance employment best practices include:

•	Resolving technical barriers like algorithmic elimination of applicants with employment gaps;

•	Creating internship and training programs with direct hire potential;

•	Hosting job fairs targeting fair chance jobseekers;

•	Removing blanket exclusions on specific crimes beyond legal requirements;

•	Ensuring that reviewers are trained in properly reading criminal records and using best practice standards for individualized reviews;

•	Partnering with advocacy organizations that specialize in job preparation, entrepreneurship, in-prison education, and/or career pathways for incarcerated people;

•	Routinely examining anonymized data on fair chance hires to ensure racial and gender equity;

•	Destigmatizing the issue of criminal records throughout the entire workforce;

•	Creating employee support structures specifically for justice-involved individuals;

[1]	https://www.sentencingproject.org/publications/un-report-on-racial-disparities/

Fair chance employers are not blind to criminal records -hiring managers still perform background checks and consider suitability- but these employers commit to fairer hiring practices that consider the effects of stigma and bias against people with criminal records;

Excluding qualified individuals because of criminal records could harm the company’s competitive advantage and reputation. Because people with criminal records are statistically more likely to be Black or Brown, there is an inherent risk that people’s status as formerly incarcerated may serve as a proxy for race and therefore pose a risk impermissible discrimination an if recruiting practices otherwise present as blind to race and ethnicity;

Shareholders believe that company value would be well-served by examining whether revisions to company practices related to recruiting formerly incarcerated individuals could decrease future risks related to discriminatory hiring.

RESOLVED: Shareholders request that the Board of Directors prepare a report, at reasonable cost, omitting proprietary information, and published publicly within one year from the annual meeting date, analyzing whether IDEX Corporation’s hiring practices related to people with arrest or incarceration records are aligned with publicly stated DEI (diversity, equity, and inclusion) statements and goals, and whether those practices may pose reputational or legal risk due to potential discrimination (including racial discrimination) claims.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

COMPANY STATEMENT IN OPPOSITION TO THE PROPOSAL

The requested report is unnecessary because IDEX has put in place numerous steps to effectively address equitable employment practices, including with regard to people with arrest or incarceration records.

We recognize that having an exceptional and diverse workforce is critical to achieving our business objectives, creating shareholder value, and having a positive social impact. To develop and maintain such a workforce, we have identified the critical strategies likely to have the biggest impact on mitigating bias and then focused intensely on those areas to accelerate progress. At IDEX we embrace the principles of “8020,” allowing us to go deep on a few focused priorities versus the many, to ensure meaningful progress is made. This applies to our approach to diversity, equity and inclusion (“DEI”) initiatives and, we believe, allows us to impact more groups of people faster, including, but not limited to, previously incarcerated individuals.

Our Chief Diversity, Equity and Inclusion Officer and his team, partnering with human resources (“HR”) and hiring managers, have implemented programs and policies to provide opportunities, access, and advancement for diverse individuals to grow their careers at IDEX, with an emphasis on mitigating the risk of stigma or bias. IDEX has developed a robust talent and DEI strategy focused on removing bias and ensuring access to a wide and diverse talent pool. Examples of some of this work include:

•	Working with HR teams and hiring managers to avoid bias in employment gaps on resumes, with the understanding that such bias could impact many types of candidate pools.

•	Increasing our outreach efforts to identify and recruit a more diverse talent pool, including attending diversity job fairs and involving employee resource groups in recruiting efforts.

•	Conducting DEI training for leaders highlighting specific expectations and behaviors to mitigate bias and create a more equitable work environment.

•	Conducting annual training for all IDEX HR professionals to accelerate the performance and development of diverse talent, effective employee coaching and inclusive leadership.

•	Incorporating expectations regarding building diverse and inclusive workplaces into our performance and incentive systems.

In addition, we maintain the following hiring practices, a number of which are identified as best practices in the proposal:

•	We do not use any algorithms in our hiring processes which would automatically eliminate applicants with employment gaps.

•	We do not maintain any blanket exclusions on specific crimes committed by applicants.

•

We do not use prior convictions as a basis for automatic exclusion and follow EEOC guidance and all legal requirements to conduct individualized assessments when information about prior convictions comes up during a background check.

•

Individuals are not asked about their criminal history as part of the application process. Applicants are made aware that offers of employment are conditioned on successful completion of background checks, but such checks are conducted only after an applicant has accepted a conditional offer.

•

Our local hiring managers, in collaboration with our corporate HR and legal teams, are trained in properly reviewing the results of such background checks, and our background check process follows legal requirements to allow candidates an opportunity to explain any convictions before any decisions are made.

•	We partner with an external vendor for targeted job postings, and we believe the local job banks we post with are sources to which fair chance organizations direct candidates.

CONCLUSION

Over the last several years, we have been very intentional in our work to increase diverse representation in our leadership population, raise awareness and education on important diversity and inclusion matters, and promote an inclusive and engaged organization. We provide an inclusive workplace free of unnecessary barriers to those with criminal records. Based on the foregoing, we continue to believe that the key objectives of the proposal are already being met by IDEX’s existing hiring practices and ongoing commitment to DEI and that the report requested by the proposal is not necessary.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

A stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders under Exchange Act Rule 14a-8 must deliver the proposal so that it is received by the Company at its principal executive offices no later than December 6, 2023 and otherwise comply with SEC rules. The Company requests that all such proposals be addressed to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062, and mailed by certified mail, return receipt requested.

Stockholders who intend to submit director nominees for inclusion in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders must comply with the requirements of proxy access set forth in the Company’s Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company so that it is received by the Company no earlier than 150 or later than 120 days before the first anniversary of the date the definitive proxy statement was first made available to stockholders in connection with the preceding year’s annual meeting of stockholders. To be timely for the 2024 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on November 6, 2023 and ending on December 6, 2023.

In addition, any stockholder desiring to nominate a director for election or propose other business for consideration at the 2024 Annual Meeting of Stockholders (other than under Exchange Act Rule 14a-8) must provide written notice in accordance with the Company’s Bylaws. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary no earlier than 120 or later than 90 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2024 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on January 26, 2024 and ending on February 25, 2024. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2024.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his or her judgment on those matters.

By Order of the Board of Directors,

LISA M. ANDERSON

Senior Vice President, General Counsel

and Corporate Secretary

April 4, 2023

Northbrook, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Chief Financial Officer, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062.

IDEX CORPORATION 3100 SANDERS RD, SUITE 301 NORTHBROOK, IL 60062

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IEX2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V08631-P88793 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 4, WILL BE VOTED 1 YEAR FOR PROPOSAL 3, AND WILL BE VOTED AGAINST PROPOSAL 5. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

1.	Election four directors named in the proxy statement as follows:
	Class I Nominees (each for a term of three years):	For	Against	Abstain
	1a. Katrina L. Helmkamp	☐	☐	☐

	1b. Mark A. Beck	☐	☐	☐

	1c. Carl R. Christenson	☐	☐	☐

	1d. Alejandro Quiroz Centeno	☐	☐	☐

		For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3. Advisory vote to approve the frequency (every one, two or three years) with which stockholders of IDEX shall be entitled to have an advisory vote to approve named executive officer compensation.	☐	☐	☐	☐
		For	Against	Abstain
4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2023.		☐	☐	☐

5. Vote on a stockholder proposal regarding a report on hiring practices related to people with arrest or incarceration records.		☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2023

The Annual Meeting of Stockholders of IDEX Corporation (the "Company") will be held virtually at www.virtualshareholdermeeting.com/IEX2023, on Thursday, May 25, 2023, at 9:00 a.m. Central Time, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on March 28, 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting

The Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K of

IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Proxy card must be signed and dated on the reverse side.

    Please fold and detach card at perforation before mailing.

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V08632-P88793

IDEX CORPORATION

3100 SANDERS ROAD, SUITE 301

NORTHBROOK, ILLINOIS 60062

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Katrina L. Helmkamp, Eric D. Ashleman and Lisa M. Anderson, and each of them, as Proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on March 28, 2023, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/IEX2023, on May 25, 2023, at 9:00 a.m. Central Time, or at any adjournment or postponement thereof.

Continued and to be signed on reverse side